Exhibit 10.6

LOAN AGREEMENT

(Occupied Home Facility)

dated as of December 24, 2020,

between

GVEST HOMES I LLC as Borrower

and

CAMARGO INVESTMENTS III, LLC,

as Lender

i

Exhibits	Description
A	Assignment of Leases and Rents
B	Guaranty
C	Security Agreement
D	Note
E	Power of Attorney
F	Form of Approved Home Lease Form
G	Community Agreement

ii

Schedules[1]	Description
A	Homes
B	Land
C	Release Amounts
3.02(b)	Additional Advance Notice
4.01(a)	Ownership Interests in Borrower
4.01(d)	Litigation
4.01(s)	Insurance Claims
4.01(x)	Options to Purchase
4.01(dd)	Principle Place of Business; State of Organization
5.01(k)	Reporting Requirements
5.01(r)	Leasing Parameters
5.02(a)	Permitted Indebtedness
5.02(b)	Permitted Liens

1	All Schedules to be provided.

iii

LOAN AGREEMENT

(Occupied Home Facility)

THIS LOAN AGREEMENT (OCCUPIED HOME FACILITY), dated as of December 24, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between [CAMARGO INVESTMENTS III, LLC, a Delaware limited liability company,] having an address at PO Box 896, Beverly Shores, Indiana 46301 (“Lender”) and GVEST HOMES I LLC, a Delaware limited liability company, having an address at 136 Main Street, Pineville, North Carolina 28314 (“Borrower”).

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

Article I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.01 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Additional Advance” shall mean an additional Advance of a portion of the principal amount of the Loan to be made by Lender to Borrower in accordance with Article III hereof.

“Additional Advance Amount” shall mean that amount determined by Lender equal to the lesser of:

(a) such an amount that upon disbursement of such Additional Advance, (i) the Additional Advance Debt Service Coverage Ratio as to used Homes shall be no less than 2.75x based on the Interest Rate and an amortization term of one hundred eighty (180) months, and (ii) the Additional Advance Debt Service Coverage Ratio as to new Homes shall be no less than 2.00x based on the Interest Rate and an amortization term of two hundred forty (240) months;

(b) ninety (90%) percent of the liquidation value of the Homes, as reasonably determined by Lender, less transport costs; and

(c) as to any new Home, the cost of such new Home as set forth on the corresponding manufacturer’s invoice plus transport costs and eighty (80%) of costs to set up such new Home which transport costs and set up costs must be documented by invoices approved by Lender which approval shall not be unreasonably withheld.

“Additional Advance Debt Service Coverage Ratio” shall mean a ratio for the three (3) month period immediately preceding the date of the applicable Additional Advance, annualized and normalized, in which:

(a) the numerator is the gross rent collected by Borrower from the Homes subject to such Additional Advance for such period, less any portion of the rental income allocable to the purchase option down payments, as set forth in the statements required hereunder; and

(b) the denominator is the aggregate amount of all Principal and Interest Monthly Debt Service Payment Amounts due with respect to such Additional Advance for such period.

“Additional Advance Debt Service Deposit” shall have the meaning set forth in Section 3.02(h) hereof.

“Additional Advance Notice” shall mean the notice to Lender of Borrower’s intention to add additional homes to the Loan and in the form of Schedule 3.02(b).

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.01(ff) hereof, to the extent applicable.

“Advance” shall mean a loan of funds by Lender to Borrower under this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agreement” shall mean this Loan Agreement (Occupied Home Facility), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean that certain first perfected priority Assignment of Home Leases, in the form attached hereto as Exhibit A, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Home Leases and the Home Rents for each Home, in each case as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Home or the Land on which any Home is located.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, with respect to each Home, the sum of the following costs associated with such Home for the relevant Fiscal Year or payment period: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Equity Pledge” shall mean that certain Collateral Assignment of Membership Interest executed by Borrower Member as defined below in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Borrower Member” shall mean: Gvest Finance LLC, a North Carolina limited liability company.

“Borrower Parties” or “Borrower Party” shall mean collectively or individually, as the context may require, Borrower, each Community Owner, Borrower Member, and Guarantor(s), with the understanding that the obligations of each Borrower Party is limited to the Loan Documents to which such Borrower Party is a party.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of any Servicer are not open for business.

“Cash Management Agreement” shall mean that certain Cash Management Agreement required pursuant to this Agreement among the Clearing Bank, Borrower and Lender.]

“Cash Management Bank” shall mean, (i) Wells Fargo Bank, National Association, or (ii) such other bank or banks approved by Lender in its sole discretion.

“Cash Management Reserve” shall have the meaning set forth in Section 5.01(w) hereof.

“Casualty” shall have the meaning set forth in Section 6.02 hereof.

“Clearing Account” shall have the meaning set forth in Section 5.01(w) hereof.

“Clearing Account Agreement” shall have the meaning set forth in Section 5.01(w) hereof.

“Clearing Bank” shall have the meaning set forth in Section 5.01(w) hereof.

“Closing Date” shall mean the date of the initial funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Commitment Amount” shall mean up to Twenty Million and 00/100 Dollars ($20,000,000.00); provided that only up to $8,500,000.00 shall be available for used Homes.

“Commitment Period” shall mean the period of time beginning on the Closing Date and ending on the Commitment Termination Date.

“Commitment Termination Date” shall mean the earlier of (i) December24, 2022, or (ii) the date Borrower delivers a notice to prepay the Loan in full ; provided, however, upon no less than thirty (30) and no greater than sixty (60) days’ prior written notice from Borrower to Lender, and provided no Event of Default has occurred and is continuing and Borrower has satisfied each of Lender’s advance requirements set forth in Article III hereof and has not delivered a notice to prepay the Loan in full, Lender may in its sole and absolute discretion extend the Commitment Termination Date for up to two (2) additional one (1) year periods commencing on the second and the third, as applicable, anniversary date of the Closing Date.

“Community Agreement(s)” shall mean that certain Community Agreement in the form attached hereto as Exhibit G between each Community Owner and Lender.

“Community Owner Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is the gross rent collected by each Community Owner from the Pads for the trailing twelve (12) month period immediately preceding the date of such determination; and

(b) the denominator is the aggregate amount of the scheduled principal and/or interest payments due under any Indebtedness of each Community Owner for such period.

“Community Owner” shall mean, with respect to each Home, the Person listed on Schedule A under the heading “Community Owner”, as amended and supplemented from time to time in accordance with the provisions of this Agreement.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Home or Fee Estate which results in the a Home being unable to be located on the Land in compliance with applicable law, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade materially affecting such Home or any material part thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Deboarding Fee” shall mean a fee payable by Borrower to Lender equal to $35.00 per each Home released from the Lien of the Security Agreement pursuant to Section 2.04, Section 2.05 or Section 2.06 hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender pursuant to the Loan under the Note, this Agreement, the Security Agreement or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note, excluding any payment of principal due on the Maturity Date.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(c) the numerator is the gross rent collected by Borrower from the Homes for the trailing twelve (12) month period immediately preceding the date of such determination; and

(d) the denominator is the aggregate amount of the scheduled principal and/or interest payments due under any Indebtedness of Borrower, including the Debt Service, for such period.

“Debt Service Coverage Ratio Determination Date” shall mean any date that Lender determines the Debt Service Coverage Ratio or the Community Owner Debt Service Coverage Ratio in accordance with this Agreement.

“Debt Service Reserve” shall have the meaning set forth in Section 5.01(v) hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law or (b) five percent (5%) above the Interest Rate.

“DSCR Trigger” shall mean 1.50 to 1.00 as to the Debt Service Coverage Ratio and 1.25 to 1.00 as to any Community Owner Debt Service Coverage Ratio.

“DSCR Trigger Event” shall mean (i) that as of any Debt Service Coverage Ratio Determination Date, the Debt Service Coverage Ratio or Community Owner Debt Service Coverage Ratio is less than the applicable DSCR Trigger or (ii) the occurrence of an Event of Default.

“Due Inquiry” shall mean a reasonable standard of due diligence performed by a reasonable purchaser of the Homes.

“Embargoed Person” shall have the meaning set forth in Section 5.01(t) hereof.

“Environmental Laws” shall mean all applicable federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and/or the Emergency Planning and Community Right-to- Know Act.

“Environmental Permits” shall have the meaning set forth in Section 4.01(ee) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 7.01(a) hereof.

“Existing Combined Lease(s)” shall mean any lease which, within the same document, covers both the lease by the Resident of the Home owned by the Borrower and the corresponding Pad owned by the corresponding Community Owner, in which the lessor is the Community Owner of the Land referred to as the ‘ARC Communities” commonly known as Davis Estates, Paradise Garden, Hyler Acres, Hidden Valley and Hermitage Pond, and in which the Rents are expressly allocated between the Home and the Pad.

“Existing HAP Lease(s)” shall mean the form of lease used to provide Section 8 tenant- based assistance under the housing choice voucher program of the U.S. Department of Housing and Urban Development (“HUD”) which, within the same document, covers both the lease by the Resident of the Home owned by the Borrower and the corresponding Pad owned by the corresponding Community Owner, the lessor is the Community Owner of the Land referred to as the ‘ARC Communities” commonly known as Davis Estates, Paradise Garden, Hyler Acres, Hidden Valley and Hermitage Pond, and in which there is no express allocation of Rents between the Home and the Pad.

“Fee Estate” shall mean the fee interest of Community Owner in the Land on which a Home is located.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Full Replacement Cost” shall have the meaning set forth in Section 6.01(a)(i) hereof.

“Funding Fee” shall mean a fee payable by Borrower to Lender equal to one percent (1.00%) of the amount of each Advance which Funding Fee shall be deducted from the then available Commitment Amount.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report, unless otherwise agreed at such time by Borrower and Lender to be as of the date hereof.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor(s)” shall mean Raymond Gee, individually and his revocable trust (if any) and Borrower Member, jointly and severally.

“Guaranty” shall mean that certain Guaranty (Occupied Home Facility), in the form attached hereto as Exhibit B, executed by Guarantor(s) in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

“Home” shall mean each manufactured home listed on Schedule A under the heading “Home,” as amended and supplemented from time to time in accordance with the provisions of this Agreement.

“Home Lease” shall mean, for each Home, the agreement pursuant to which the Home is leased to the Resident thereof.

“Home Rent” shall mean, with respect to any Home subject to a Home Lease or an Existing Combined Lease or an Existing HAP Lease, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, receivables, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees by a Resident that is allocable to a Home pursuant to such Home Lease or an Existing Combined Lease or an Existing HAP Lease. Home Rent for any Home shall be inclusive of Basic Carrying Costs.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities, floor plans, guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (f) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances). Notwithstanding anything to the contrary contained in the Loan Documents, the term “Indebtedness” shall not include: (i) Taxes and Other Charges; (ii) Insurance Premiums; (iii) reasonable legal and accounting fees; and (iv) any other costs and expenses incurred in performing Borrower’s obligations under the Loan Documents or other activities permitted under the Loan Documents to the extent such other costs and expenses are funded from proceeds of the Loan, Insurance Proceeds, Awards or capital contributions.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.13(b) hereof.

“Initial Amount” or “Initial Advance” shall mean [$1,568,000.00].

“Initial Debt Service Deposit” shall have the meaning set forth in Section 5.01(v) hereof.

“Insolvency Opinion” shall have the meaning set forth in Section 3.01(n) hereof, to the extent applicable.

“Insurance Premiums” shall have the meaning set forth in Section 6.01(b) hereof.

“Insurance Proceeds” shall mean any amounts paid by an insurer pursuant to a Policy in connection with a Casualty in respect of all or any part of any Home.

“Interest Rate” shall mean (i) prior to an Event of Default, a rate of interest equal to eight and three-hundred seventy-five thousandths (8.375%) percent per annum; (ii) after an Event of Default, the Default Rate.

“Land” shall mean the real property described in the attached Schedule B, as amended and supplemented from time to time in accordance with the provisions of this Agreement.

“Lease(s)” shall mean individually or collectively, as the context may require, the Home Lease(s), the Pad Leases, the Existing Combined Lease(s), and the Existing Hap Lease(s).

“Lease Services Agreement” shall mean that certain Lease Services Agreement of even date between Borrower and Property Manager in form and substance acceptable to Lender, pursuant to which Property Manager agrees to distribute to Borrower on a monthly basis all Home Rents plus Basic Carrying Costs for each Home securing the Loan to the extent not already included in the Home Rents.

“Legal Requirements” shall mean, with respect to each Home, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Home or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Home or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Home or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Licenses” shall have the meaning set forth in Section 4.01(u) hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialman’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Assignment of Leases, the Security Agreement, the Assignment of Lease Services Agreement, the Guaranty, Community Agreements, the Cash Management Agreement, the Clearing Account Agreement, the Borrower Equity Pledge and all other documents executed and/or delivered in connection with the Loan.

“Make-Whole Premium” shall mean with respect to each and every Advance disbursed under the Loan, the aggregate amount equal to the sum of (i) all accrued interest due and payable (based on the then applicable Interest Rate) for a period of twenty-four months on each such Advance less (ii) the sum of the aggregate amount of regular monthly interest that has accrued and been actually paid as of the date the Loan is paid in full; provided, however, it is expressly agreed and understood that the Make-Whole Premium shall be due under any and all circumstances where the Loan is paid in full, whether such payment is a prepayment or made on or after the Maturity Date, whether such payment is voluntary or involuntary, and even if such payment results from Lender’s acceleration of the Maturity Date of this Note upon an Event of Default (and irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents and in no event shall Make-Whole Premium be a negative amount. Notwithstanding the foregoing, the calculation of the Make-Whole Premium shall not apply if a Home is sold to a Resident.

“Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.04(b)(i) hereof.

“Material Action” shall mean to file any insolvency, or reorganization case or proceeding, to institute proceedings to have a Special Purpose Entity be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Special Purpose Entity, to file a petition seeking, or consent to, reorganization or relief with respect to such Special Purpose Entity under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Special Purpose Entity or a substantial part of its property, to make any assignment for the benefit of creditors of such Special Purpose Entity, to admit in writing such Special Purpose Entity’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” means a material adverse effect upon (i) Borrower’s right title and interest in any Home, Home Lease, Home Rents in any Home Lease or Existing Combined Lease or Existing HAP Lease, or the Lease Services Agreement, (ii) the condition (financial or otherwise) or business of Borrower or the condition of any Home, Home Lease, or Existing Combined Lease or Existing HAP Lease, (iii) the ability of any Borrower Party to perform any material provision of any Loan Document or the Lease Services Agreement, (iv) Lender’s ability to enforce its rights and/or derive the principal benefit of the security intended to be provided by the Security Agreement, and the other Loan Documents, or (v) the value or use of the Homes or the operation or occupancy thereof.

“Maturity Date” shall mean, with respect to each Advance, the tenth (10th) anniversary of the date of such Advance, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Monthly Collections” shall mean for any calendar month, the sum of Home Rents plus Basic Carrying Costs (only to the extent such Basic Carrying Costs are not already included in the Home Rents) collected in an amount no less than the Principal and Interest Monthly Debt Service Payment Amount due and owing for such calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Insurance or Award Proceeds” shall mean either Insurance Proceeds or an Award.

“Net Operating Income” shall mean the amount by which a Borrower Party’s gross revenues exceed its expenses, in each case calculated by Lender in accordance with GAAP.

“Note” shall mean that certain Promissory Note, in the form attached hereto as Exhibit D, in a maximum principal amount equal to the Commitment Amount, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the general partner or managing member of Borrower, as applicable, in such party’s capacity as an officer, general partner, or managing member of Borrower and not individually.

“Other Charges” shall mean all ground rents, utility expenses for sewer and/or water, maintenance charges, impositions other than Taxes, and any other charges now or hereafter levied or assessed or imposed by a Governmental Authority or Community Owner against a Home or any part thereof.

“Pad” shall mean, for each Home, the portion of the Fee Estate allocated to such Home.

“Pad Lease” shall mean, for each Home, the agreement pursuant to which the Pad for such Home is leased to the Resident of such Home.

“Pad Rent” shall mean, with respect to any Pad on which a Home is located, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, receivables, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Community Owner or its agents or employees by a Resident that is allocable to a Pad pursuant to a Pad Lease or an Existing Combined Lease or an Existing HAP Lease.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (c) such other exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of such Home or Borrower’s ability to repay the Loan.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Policies” shall have the meaning specified in Section 6.01(b) hereof.

“Policy” shall have the meaning specified in Section 6.01(b) hereof.

“Power of Attorney” shall mean a Power of Attorney, in the form attached hereto as Exhibit E, executed in blank and delivered by Borrower.

“Principal and Interest Monthly Debt Service Payment Amount” shall mean the following: (i) for each outstanding unpaid Advance with respect to a used Home, a monthly payment of principal based on the unpaid principal balance of such Advance made under the Loan outstanding from time to time and an amortization period of one hundred eighty (180) months commencing as of the date such Advance is made, and interest based on the Interest Rate then in effect and accruing on such principal balance of such Advance; and (ii) for each outstanding unpaid Advance with respect to a new Home, a monthly payment of principal based on the unpaid principal balance of such Advance made under the Loan outstanding from time to time and an amortization period of two hundred forty (240) months commencing as of the date such Advance is made, and interest based on the Interest Rate then in effect and accruing on such principal balance of such Advance.

“Property Manager” shall mean Mobile Home Rentals LLC, a North Carolina limited liability company.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of (at Borrower’s request), Borrower with respect to any Home or Borrower, including, without limitation, any financial data or financial statements required under Section 5.01(k).

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Release Amount” shall mean, for each Home at any time, the amount of an Advance allocated to such Home, as such amount may be reduced from time to time through amortization or prepayments of the Debt applied to such Home. Release Amounts collected by Lender shall pay down the principal portion of the particular Advance except that while an Event of Default exists, Lender can apply such funds in its discretion.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean Home Rents and Pad Rents due and owing under the Home Leases, Pad Leases, Existing HAP Leases and Existing Combined Leases.

“Resident” shall mean, with respect to a Home, the Person who is the tenant counterparty to the Home Lease, Pad Lease, Existing Combined Lease or Existing HAP Lease therefor.

“Restoration” shall mean the repair and restoration of a Home after a Casualty or Condemnation as nearly as possible to the condition the Home was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect, but excluding any leasing of the Homes in the ordinary course of business in accordance with the terms hereof.

“Security Agreement” shall mean that certain first priority Security Agreement, in the form attached hereto as Exhibit C, executed and delivered by Borrower to Lender as security for the Loan and encumbering all of the assets of Borrower, including the Homes and Home Rents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 2.07 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 2.07 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 7.02(c) hereof.

“Special Form” shall have the meaning set forth in Section 6.01(a)(i) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless the Loan Documents permit it to do otherwise or it has received either prior consent to do otherwise (which consent shall not be unreasonably withheld, conditioned or delayed) from Lender, or, to the extent and while the Loan is securitized, it has received confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(a) is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Homes, financing the Homes, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b) has not engaged and shall not engage in any business unrelated to the permitted businesses described in subparagraph (i) above;

(c) has not owned and shall not own any real property;

(d) does not have, shall not have and at no time had any assets other than the Homes, the Home Leases and personal property necessary or incidental to its ownership and operation of the Homes and Home Leases;

(e) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except for Home Leases and contracts of sale of the Homes in connection with a repayment of the Loan or commitments to enter into loans to refinance the Homes in connection with a repayment of the Loan;

(f) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(g) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member limited liability company, and (B) holds a direct interest as general partner in the limited partnership of not less than 0.5% (or 0.1%, if the limited partnership is a Delaware entity);

(h) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Directors shall have participated in such vote and shall have voted in favor of such action;

(i) if such entity is a single-member limited liability company, has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(j) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets (other than in connection with a release of a Home as permitted hereunder the Loan Documents); or (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender;

(k) has at all times been solvent and has paid its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations Borrower shall not make any distributions to its equity owners if such distribution, at the time such distribution was made, would render (a) Borrower inadequately capitalized for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations or (b) Borrower insolvent or make Borrower unable to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds; provided, however, that the foregoing shall not require any member to make any additional capital contributions to Borrower or Principal;

(l) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(m) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns or is a disregarded entity for tax purposes and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(n) has maintained and shall maintain its own records, books, resolutions and agreements;

(o) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person other than another Borrower;

(p) has held and shall hold its assets in its own name;

(q) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(r) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(s) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations; provided, however, that the foregoing shall not require any member to make any additional capital contribution to Borrower;

(t) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable, in a manner not inconsistent with the requirements of this Agreement;

(u) shall have no Indebtedness other than (i) the Loan, (ii) unsecured liabilities incurred in the ordinary course of business relating to the ownership and operation of the Homes and the routine administration of Borrower, which liabilities are paid within sixty (60) days of the date an invoice is submitted for payment thereof (provided that Borrower shall be entitled to a reasonable extension if Borrower acting in good faith is in a legitimate dispute with a trade creditor over such invoice), and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement; provided, however, that the foregoing shall not require any member of Borrower to make additional capital contributions to Borrower;

(v) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(w) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(x) has maintained and used and shall maintain and use separate checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Homes in favor of Lender and no such pledge remains outstanding except to Lender to secure the Loan;

(z) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it;

(aa) has maintained and shall maintain its assets in such a manner that it reasonably believes shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and shall not make loans to any Person and has not held and shall not hold evidence of Indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) and Indebtedness permitted by clause (u) above;

(cc) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(ee) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(ff) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(gg) has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(hh) has complied and shall comply with all of the terms and provisions contained in its organizational documents.

(ii) has conducted and shall use commercially reasonable efforts to conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, to the extent required or subsequently delivered, are true;

(jj) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(kk) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(ll) has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;

(mm) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(nn) has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances; and

(oo) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition.

“State” shall mean, with respect to a Home, the State or Commonwealth in which such Home or any part thereof is located.

“Tax Reserve” shall have the meaning set forth in Section 5.01(x) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Home or part thereof.

“Terms” shall have the meaning set forth in Section 7.01(a)(x) hereof

“Threshold Amount” shall have the meaning set forth in Section 5.01(s) hereof

“Transfer” shall have the meaning set forth in Section 5.02(h)(ii) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which a Home is located or Borrower is incorporated or organized.

Section 1.02 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

Article II. GENERAL TERMS

Section 2.01 Loan Commitment; Disbursement to Borrower.

(a)	Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b)	Initial Advance to Borrower. Lender shall make a single Advance to Borrower on the Closing Date in an amount equal to the Initial Amount plus any due diligence costs already funded to Lender or its Affiliates, which aggregate amount shall be net funded by deducting the sum of (A) transaction costs, (B) the applicable Funding Fee, and (C) accrued interest at the Interest Rate from the Closing Date through the end of the calendar month in which the Closing Date occurs.

(c)	Additional Advances to Borrower. Upon satisfaction of all of the conditions precedent set forth in Article III hereof, Additional Advances shall be made by Lender to Borrower from time to time during the Commitment Period up to the Commitment Amount in amounts equal to no less than $250,000.00 and no greater than the Additional Advance Amount then outstanding and available.

(d)	The Note, Security Agreement and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Agreement, the Assignment of Lease Services Agreement and the other Loan Documents.

(e)	Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (b) payment or repayment of the purchase price for the subject Homes added to the collateral for the Loan, all of which shall be titled in the name of Borrower.

Section 2.02 Interest Rate.

(a)	Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate from (and include) the Closing Date to but excluding the Maturity Date.

(b)	Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily proration of the Interest Rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

(c)	Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such Event of Default occurred.

(d)	Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.03 Loan Payment.

(a)	Monthly Debt Service Payments. Borrower shall pay to Lender, on February 1, 2021 and on each Payment Date thereafter up to and including the Maturity Date, a payment to Lender of principal and interest in an amount equal to the sum of Principal and Interest Monthly Debt Service Payment Amount due and owing for each outstanding unpaid Advance, which payments shall be applied first to accrued and unpaid interest and the balance to principal of each such Advance.

(b)	Payments Generally. Each interest accrual period shall commence on the first (1st) day of each calendar month during the term of this Agreement and shall end on and include the final calendar date of such calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately succeeding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

(c)	Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder (including, without limitation, any Make-Whole Premium) and under the Note, the Security Agreement and the other Loan Documents.

(d)	Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents are not paid by Borrower within five (5) days of the date on which it is due other than with respect to the principal due on the Maturity Date, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Agreement and the other Loan Documents to the extent permitted by applicable law.

(e)	Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note or any Loan Document shall be made to Lender not later than 11:00 A.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.04 Prepayments.

(a)	Voluntary and Involuntary Prepayments. At any time, Borrower may, at its option and upon thirty (30) days prior written notice to Lender, prepay the Debt in full by paying to Lender an amount equal to (A) the then outstanding principal balance of the Debt, plus (B) all accrued and unpaid interest on the Debt, plus (C) the applicable Deboarding Fee per Home being released, plus (D) the Make-Whole Premium, together with all Lender’s actual, out-of-pocket costs and expenses permitted hereunder, including reasonable counsel fees and disbursements incurred in connection with the release of the Homes from the Lien of the Security Agreement and the review and approval of the documents and information required to be delivered in connection therewith. To the extent the Loan is accelerated following an Event of Default, Borrower shall also be liable for the amounts set forth in the preceding sentence.

(b)	Mandatory Prepayments following Casualty/Condemnation.

(i)	On the next occurring Payment Date following the date on which any Home suffers a Casualty or becomes subject to a Condemnation for which the cost of repair or remediation (as determined by Lender, in its sole discretion) is greater than or equal to fifty percent (50%) of such Home’s then outstanding Release Amount, Borrower shall pay to Lender the amount by which (i) an amount (the “Mandatory Prepayment Amount”) equal to the sum of (A) the Release Amount for such Home, which shall be applied to the principal balance of the Debt, plus (B) all accrued and unpaid interest on the Release Amount for such Home, plus (C) the applicable Deboarding Fee, plus (D) all Lender’s actual, out-of-pocket costs and expenses permitted hereunder, including reasonable counsel fees and disbursements incurred in connection with the release of the Home from the Lien of the Security Agreement and the review and approval of the documents and information required to be delivered in connection therewith, exceeds (ii) any Net Insurance or Award Proceeds which Lender actually receives with respect to such Casualty or Condemnation, which Lender is hereby authorized to retain. Any payments made by Borrower, and any Net Insurance or Award Proceeds which Lender is authorized to retain, in each case pursuant to this Section 2.04(b)(i) shall be applied as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder. In the event that the Net Insurance or Award Proceeds received by Lender with respect to a Casualty or Condemnation which Lender is authorized to retain pursuant to this Section 2.04(b)(i) exceeds the Mandatory Prepayment Amount for such Casualty or Condemnation, Lender shall credit such excess against the amounts payable by Borrower on the next succeeding Payment Date or Payment Dates. In the event that the cost of repair or remediation for the Casualty or Condemnation affecting a Home is in an amount (as determined by Lender, in its sole discretion) less than fifty percent (50%) of the outstanding Release Amount with respect to that Home, the Net Insurance or Award Proceeds shall be paid to Borrower to restore the Home affected by the Casualty or Condemnation, so long as Borrower submits the plans and budgets for such restoration to Lender prior to such payment to Borrower and such plans and budgets are approved by Lender in its reasonable discretion.

(ii)	Borrower shall prepay the Debt with respect to any Home that has remained vacant for six (6) months or longer by paying to Lender no later than on the sixth (6th) Payment Date following such vacancy an amount equal to (A) the Release Amount for such Home, which shall be applied to the principal balance of the Debt, plus (B) all accrued and unpaid interest on the Release Amount for such Homes, plus (C) the applicable Deboarding Fee, plus (D) all Lender’s actual, out-of-pocket costs and expenses permitted hereunder, including reasonable counsel fees and disbursements incurred in connection with the release of such Home from the Lien of the Security Agreement and the review and approval of the documents and information required to be delivered in connection therewith.

(iii)	The Release Amount and all accrued and unpaid interest on the Release Amount for any Home paid to Lender in connection with this Section 2.04(b) shall be applied to reduce the Debt by reducing the Release Amount of the Home being released to zero and applying the accrued and unpaid interest on the Release Amount for such Home to the accrued and unpaid interest on the Debt. All other amounts paid to Lender pursuant to this Section 2.04(b) shall be deemed additional consideration to Lender for making the Loan and shall not be applied to any principal, interest or other amounts payable to Lender pursuant to the Loan.

(c)	Upon any change in applicable law that results in Borrower being deemed to be paying interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, Borrower shall be required to prepay the Debt in whole by paying to Lender an amount equal to one hundred and eight and three hundred seventy-five thousandths (108.375%) of the then outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Agreement and the other Loan Documents.

Section 2.05 Release of Home. If Borrower sells a Home, then Borrower may obtain the release of such Home from the Lien of the Security Agreement thereon (and the related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Home (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a)	Borrower shall submit to Lender, not less than thirty (30) days prior to the date on which such Home will be sold, a release of Lien (and related Loan Documents) for such Home for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Home is located and satisfactory to Lender in its sole but reasonable discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released;

(b)	After giving effect to such release (including the amount paid pursuant to Section 2.05(c) below), the Debt Service Coverage Ratio for the Homes then remaining subject to the Lien of the Security Agreement, calculated using the date of such release as the Debt Service Coverage Ratio Determination Date, shall equal or exceed the DSCR Trigger;

(c)	Lender shall have received payment of (i) the Release Amount for such Home, plus (ii) all accrued and unpaid interest on the Release Amount for such Home, plus (iii) the applicable Deboarding Fee, plus (iv) all Lender’s actual, out-of-pocket costs and expenses permitted hereunder, including reasonable counsel fees and disbursements incurred in connection with the release of the Home from the Lien of the Security Agreement and the review and approval of the documents and information required to be delivered in connection therewith;

(d)	The Release Amount and all accrued and unpaid interest on the Release Amount for such Home paid to Lender in connection with any such release shall be applied to reduce the Debt by reducing the Release Amount of the Home being released to zero and applying the accrued and unpaid interest on the Release Amount for such Home to the accrued and unpaid interest on the Debt. All other amounts paid to Lender pursuant to Section 2.05(c) above shall be deemed additional consideration to Lender for making the Loan and shall not be applied to any principal, interest or other amounts payable to Lender pursuant to the Loan.

Section 2.06 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents (including the applicable Deboarding Fee, the Make-Whole Premium and all Lender’s actual, out-of-pocket costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the release of the Homes from the Lien of the Security Agreement and the review and approval of the documents and information required to be delivered in connection therewith), release the Lien of the Security Agreement on the Homes.

Section 2.07 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (any such servicer/trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee or other fees due to Servicer under the Servicing Agreement.

Section 2.08

Article III. CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Initial Advance. Noting that no portion of the Initial Advance shall be made available for Homes subject to an Existing Combined Lease or Existing HAP Lease, the obligation of Lender to execute this Agreement and make any Advance hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

(a)	Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

(b)	Loan Agreement and Note. Lender or its counsel shall have received an original of this Agreement and the Note and other Loan Documents, in each case, duly executed and delivered on behalf of Borrower Parties.

(c)	Security Agreement and Assignment of Lease Services Agreement. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Security Agreement and the Assignment of Lease Services Agreement, so as to effectively create valid and enforceable Liens upon each Home and Lease Services Agreement, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.

(d)	Borrower Equity Pledge. Lender shall have received from Borrower Member fully executed and acknowledged counterparts of the Borrower Equity Pledge, along with any acknowledgements, proxies or other documents reasonably requested by Lender in connection with such Borrower Equity Pledge, so as to effectively create valid and enforceable Liens in favor of Lender upon one hundred percent (100%) of the equity interests in Borrower.

(e)	Title Certificates. With respect to each Home being refinanced or purchased with the proceeds of the Initial Advance, Lender shall have received the following unless expressly waived by Lender, (i) a bill of sale showing that such Homes are being transferred into the record name of Borrower; (ii) original executed Power of Attorney from Borrower in favor of Lender or its designee for the limited purpose of transferring and releasing liens encumbering the Homes; and (iii) original certificates of title for each Home showing Borrower as record owner and no lienholder of record other than Lender, or alternatively, copies of each original certificate of title showing no lienholder of record and endorsed by the current record owner together with fully executed title issuance applications or title transfer applications for each of the Homes to be filed with the applicable State or Governmental Authority together with proof of payment for processing such requests.

(f)	Guaranty. Lender shall have received fully executed counterparts of the Guaranty from each of the Guarantors.

(g)	Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all premiums payable for the existing policy period.

(h)	Search Results. Lender shall have received copies of Uniform Commercial Code financing statement, judgment, tax lien and pending litigation searches for Borrower, each Community Owner, Borrower Member and each of the Guarantors, in form and substance reasonably satisfactory to Lender, and dated no earlier than 15 days prior to the Closing Date.

(i)	UCC Releases. UCC termination statements releasing each of the Liens upon any assets of Borrower other than Permitted Encumbrances.

(j)	Environmental Reports. Lender shall have received an existing Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Fee Estate, in each case satisfactory in form and substance to Lender.

(k)	Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to the collateral described in the Assignment of Leases, the Security Agreement, and the Assignment of the Lease Services Agreement, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

(l)	Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

(m)	Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender copies certified by the applicable Borrower Party of all organizational documentation related to such Borrower Party and/or its respective formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its reasonable discretion, including, without limitation, amendments (as requested by Lender), good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and the applicable Loan Documents and incumbency certificates.

(n)	Opinions of Borrower’s Counsel. Lender shall have received from counsel for the Borrower Parties an opinion with respect to due execution, authority, enforceability of the Loan Documents, perfection and such other matters as Lender may reasonably require, all such opinions to be in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion. To the extent required, Lender shall have received from Borrower’s special insolvency counsel an opinion with respect to non-consolidation (the “Insolvency Opinion”), such opinion to be in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

(o)	Basic Carrying Costs. Borrower shall have paid all Basic Carrying Costs relating to the Homes which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums due pursuant to the Policies, (b) delinquent Taxes relating to the Homes, and (c) currently due Other Charges relating to the Homes, which amounts shall be funded with proceeds of the Loan.

(p)	Completion of Proceedings. All organizational and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

(q)	Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

(r)	Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of any of the Borrower Parties, the Homes, the Home Leases, the Pad Leases, the Existing Combined Leases, the Existing HAP Leases or the Lease Services Agreement since the date of the most recent financial statements delivered to Lender. The income and expenses of the Homes, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. None of the Borrower Parties or any of their respective constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

(s)	Leases. Lender shall have received the form of Home Lease approved by Lender attached hereto as Exhibit F is approved by Lender (“Approved Home Lease Form”) and a form of Pad Lease approved by Lender, and if requested, copies of the Existing Combined Leases and Existing HAP Leases, which shall be certified by Borrower as being true, correct and complete copies. Additionally, to the extent any Community Owner is currently the lessor under a Home Lease, such Community Owner shall assign each Home Lease to the Camargo Borrower.

(t)	Home Files. Lender shall have received copies of all maintenance, lease underwriting and Resident review records related to the Homes and the Leases requested by Lender, which shall be certified by Borrower as being true, correct and complete and certified copies.

(u)	Amendments to Loan Documents Encumbering the Fee Estate. For any Land in which the Fee Estate is encumbered by an existing mortgage and assignment of leases and rents securing debt owed by the respective Community Owner (“Community Owner Secured Debt”), the documents evidencing and securing such Community Owner Secured Debt shall be amended as between such Community Owner and its mortgagee to release and disclaim any interest that such mortgagee may have in the Homes, Home Leases and Home Rents, to Lender’s satisfaction.

(v)	Amendments to existing Property Management Agreements between Community Owner and Property Manager. Together with the consent from any mortgagee of Community Owner Secured Debt where applicable, any property management agreement executed by a Community Owner shall be entered into with the Property Manager and such property management agreement shall provide or be amended to provide for the following, to Lender’s satisfaction: to the extent Property Manager receives one check or one payment from a Resident for both the Pad Rent and the Home Rent required to be paid under the applicable Lease, the Property Manager shall remit the Home Rent to the Borrower and the Pad Rent to the applicable Community Owner, with the understanding that if there is a deficiency in the amount received by the Property Manager from such Resident (“Resident Payment Deficiency”), then Property Manager shall pay the Pad Rent in full first with the remaining balance being remitted to the Borrower for the Home Rent (“Home Rent Deficiency”). Alternatively, in lieu of the foregoing, each Community Owner shall join the Lease Services Agreement.

(w)	Intentionally omitted.

(x)	Further Documents. Lender or its counsel shall have received such other documents and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance reasonably satisfactory to Lender and its counsel, including, without limitation, the Lease Services Agreement between the Borrower and Property Manager, the Community Agreement(s), and the Initial Debt Service Deposit as defined below.

Section 3.02 Conditions Precedent to Additional Advances. The obligation of Lender to make any Additional Advance hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the date of such Additional Advance:

(a)	Borrower shall have satisfied all of the conditions precedent to the initial Advance set forth in Section 3.01 and Borrower shall satisfy the same conditions precedent set forth in Section 3.01 with respect to any Additional Advance, except for Section 3.01 b, c, d, f, l, and n.

(b)	Borrower shall have delivered the Additional Advance Notice to Lender by no later than thirty (30) days prior to the date of such Additional Advance.

(c)	Lender shall have approved in its sole discretion each Home subject to such Additional Advance.

(d)	No Default or Event of Default shall have occurred and be continuing.

(e)	On the date of such Additional Advance, Lender shall disburse to itself the applicable Funding Fee due and payable by Borrower to Lender, and such Funding Fee shall be added to the outstanding principal balance of the Loan.

(f)	The amount of such Additional Advance shall be no less than $250,000.00 and no greater than the Additional Advance Amount.

(g)	Upon disbursement of such Additional Advance, the outstanding principal balance of the Loan shall not be greater than the Commitment Amount, noting the specific sublimit for used Homes and new Homes.

(h)	On the date of such Additional Advance, Lender shall disburse from the then available Commitment Amount an amount equal to three (3) months of Debt Service with respect to such Additional Advance (the “Additional Advance Debt Service Deposit”) which amount shall be added to the outstanding principal balance of the Loan and deposited to the existing Debt Service Reserve.

(i)	Borrower shall cause each Borrower Party to execute such modifications to the Loan Documents and the Lease Services Agreement deemed reasonably necessary by Lender to incorporate and include any new Homes, new Community Owner(s) and new Land, including, without limitation, any new Community Agreements.

In no event shall Lender be required to make more than one (1) Advance per calendar month or any Advances after the Commitment Termination Date. Furthermore, in addition to all of the other conditions set forth in this Agreement, to be eligible for any Advance, the Home must be: (a) serialized, unless otherwise agreed to by Lender; (b) adequately described in the manufacturer’s invoice issued to Borrower by a manufacturer; approved by Lender, in its sole discretion; (c) encumbered by a first priority security interest in favor of Lender; and (d) the related Lease in which the portion of the Home Rents equals the Minimum Monthly Collections per Home. If Lender makes an Advance to Borrower, Borrower shall deliver or cause to be delivered to Lender the certificates of origin or certificate of title for each Home in form acceptable to Lender showing Borrower as the record owner and Lender as the only lienholder. Alternatively, to the extent such a certificate of title is not available at the time of the Advance requested, Lender shall have received the following unless expressly waived, (i) a bill of sale showing that such Homes are being transferred into the record name of Borrower; (ii) original executed Power of Attorney from Borrower in favor of Lender or its designee; and (iii) copies of each original certificate of title showing no lienholder of record and endorsed by the current record owner together with copies of fully executed title issuance applications or title transfer applications for each of the Homes to be filed with the applicable State or Governmental Authority together with proof of payment for processing such requests. But in all events, no later than thirty (30) days following the date of any Advance, Borrower shall deliver to Lender an original certificate of title for each Home financed by such Advance showing Borrower as the record owner and Lender as the only lienholder.

Section 3.03 Advance Limitations. Unless otherwise waived by Lender in writing and provided all other conditions to Advances are satisfied, only Homes that are subject to a separate Home Lease and a separate Pad Lease shall qualify for Advances except for Homes that are currently subject to Existing Combined Leases or Existing HAP Leases.

Article IV. REPRESENTATIONS AND WARRANTIES

Section 4.01 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

(a)	Organization. Each Borrower Party has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Borrower Party is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Borrower Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged. The sole business of Borrower is the ownership, management and operation of the Homes and Home Leases and future manufactured homes and leases of such manufactured homes which it acquires or enters into after the date hereof. The ownership interests in Borrower are as set forth on the attached Schedule 4.01(a).

(b)	Proceedings. Each Borrower Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of each Borrower Party and constitute legal, valid and binding obligations of each Borrower Party enforceable against each Borrower Party in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)	No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower Party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of any Borrower Party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which any Borrower Party is a party or by which any Borrower Party’s property or assets is subject, nor will such action result in any violation in any material respect of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Borrower Party or any Borrower Party’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by each Borrower Party of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

(d)	Litigation. Except as set forth in Schedule 4.01(d) attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or to Borrower’s knowledge, threatened against or affecting any Borrower Party or any Home or Lease or Lease Services Agreement, which actions, suits or proceedings, if determined against such Borrower Party or any Home or Lease or Lease Services Agreement, could reasonably be expected to have a Material Adverse Effect.

(e)	Agreements. No Borrower Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any Borrower Party or any of the Homes or Leases or Lease Services Agreement. Borrower does not have any financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or any Home or Lease or Lease Services Agreement are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Homes, (b) obligations under the Loan Documents, and (c) the obligations set forth on Schedule 5.02(a), and (c) as to as Existing Combined Leases or Existing HAP Leases only, the Community Owner Secured Debt.

(f)	Title. Borrower has good, marketable and insurable title to each Home and Home Lease and is the holder of the rights under the Lease Services Agreement, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Homes (as currently used) and Home Leases or Borrower’s ability to repay the Loan. The Security Agreement, together with the title certificates and Power of Attorney for each Home to be delivered to Lender pursuant to Section 3.01(e) and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on each Home, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty including Home Leases, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the best of Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Homes which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

(g)	Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, or believes that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower or such constituent Persons.

(h)	Full and Accurate Disclosure. No statement of fact made by any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no material fact presently known to any Borrower Party which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can reasonably foresee, could reasonably be expected to materially adversely affect, any Home or Lease or Lease Services Agreement or Community Agreement or the business, operations or condition (financial or otherwise) of any Borrower Party.

(i)	No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents.

(j)	Compliance. Borrower, the Homes, the Leases and Lease Servicing Agreement and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any material order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Homes or the Fee Estate any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Home or any Fee Estate or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

(k)	Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of Borrower and the Homes and the Leases, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that could be reasonably expected to have a materially adverse effect on any Home or Lease or Lease Servicing Agreement, or the operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

(l)	Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Home or any Fee Estate on which a Home is located or for the relocation of roadways providing access to any Home.

(m)	Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

(n)	Utilities and Public Access. Each Home has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Home for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Home are located either in the public right-of-way abutting such Home (which are connected so as to serve such Home without passing over other property) or in recorded easements serving such Home. All roads necessary for the use of each Home for their current respective purposes have been completed and, if required, dedicated to public use and accepted by all Governmental Authorities.

(o)	Not a Foreign Person. No Borrower Party is a “foreign person” within the meaning of §1445(f)(3) of the Code.

(p)	Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Home or any Fee Estate, nor are there any contemplated improvements to any Home or any Fee Estate that may result in such special or other assessments.

(q)	Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and no Borrower Party has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(r)	No Prior Assignment. Except for the prior assignment made by each Community Owner pursuant to the Community Owner Secured Debt as to the Pad Leases, the Existing Combined Leases or Existing HAP Leases which debt is currently outstanding but not due and payable in full, there are no prior assignments of the Leases or any Home Rents and or the Lease Services Agreement.

(s)	Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement or as otherwise approved by Lender. Except as set forth in Schedule 4.10(s) attached hereto, no claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

(t)	Use of Home. Each Home is used exclusively for residential purposes and other appurtenant and related uses.

(u)	Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Home and each Home Lease (collectively, the “Licenses”), have been obtained and are in full force and effect, except where the failure to obtain any of the foregoing could not reasonably be expected to cause a Material Adverse Effect. Borrower shall keep and maintain all Licenses necessary for the operation of each Home and each Home Lease. The use being made of each Home is in conformity with the certificate of occupancy issued for such Home.

(v)	Flood Zone. None of the Homes are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards unless, if so located, the flood insurance required pursuant to Section 6.01(a)(i) is in full force and effect with respect to each such Home.

(w)	Physical Condition. To Borrower’s actual knowledge, each Home, including, without limitation, all improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good working condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Home, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Home, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(x)	Leases. If requested by Lender, Borrower has delivered to Lender true and complete copies of all existing Leases (including true and complete copies of all renewals, amendments and modifications thereto). Each Home Lease and Existing Combined Lease and Existing HAP Lease is a true lease and not a disguised financing arrangement which provide that upon payment of the stipulated rent or a nominal charge, lessor shall convey title to the Home to the lessee. The Homes are not subject to any leases other than its corresponding Home Lease, its corresponding Pad Lease, its corresponding Existing Combined Lease or Existing HAP Lease, as the case may be. Each Community Owner is the owner and lessor of landlord’s interest in the Pad Leases and Existing Combined Leases and Existing HAP Leases pursuant to which a Home is located on a Pad which Fee Estate is owned by such Community Owner. Borrower is the owner of the Homes and lessor of landlord’s interest in the Home Leases. No Person has any possessory interest in any Home or right to occupy the same except under and pursuant to the provisions of the Leases. The Leases are in full force and effect and, to Borrower’s knowledge, there are no defaults thereunder by any party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Home Rent (exclusive of security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by the landlord under each Lease has been performed as required and has been accepted by the applicable Resident, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord to any Resident has already been received by such Resident. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Home Rents received therein except in favor of Community Owner’s mortgagee pursuant to the Community Owner Secured Debt. To Borrower’s knowledge, no Resident has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Resident holds its leased premises under assignment or sublease, nor does anyone except such Resident and his or her family members occupy such leased premises. Except as set forth in Schedule 4.01(x), no Person other than the applicable Resident has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Home to which such Lease applies. To the best of Borrower’s knowledge, and except in compliance with applicable law, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any Resident under any Lease on or about the Fee Estate nor does Borrower have any knowledge of any Resident’s intention to use its Home for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste.

(y)	Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Agreement, have been paid.

(z)	Illegal Activity. No portion of any Home has been or will be purchased by Borrower with proceeds of any illegal activity.

(aa)	No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of any Borrower Party to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by any Borrower Party in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event affecting any Borrower Party, the Homes or the Leases or the Lease Services Agreement or the Community Agreements that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or could reasonably be expected to materially and adversely affect the use, operation or value of the Homes, the Leases or the business operations or the financial condition of any Borrower Party. Each Borrower Party has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

(bb)	Investment Company Act. No Borrower Party is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(cc)	Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, (a) none of the funds or other assets of any Borrower Party constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower Party with the result that the investment in such Borrower Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Borrower Party have been derived from any unlawful activity with the result that the investment in such Borrower Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

(dd)	Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof, and Borrower is organized under the laws of the jurisdiction, in each case as set forth on Schedule 4.01(dd).

(ee)	Environmental Matters. The on-going operations of Borrower complies in all material respects with all Environmental Laws. Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its operations, all such Environmental Permits are in good standing, and Borrower is in compliance with all material terms and conditions of such Environmental Permits. Neither Borrower nor any of its present assets or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, environmental claim or Hazardous Material. Except as expressly disclosed to Lender in writing or as disclosed in phase one environmental assessments delivered to Lender for review as a condition precedent to an Advance, to Borrower’s knowledge, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Home or any Fee Estate upon which a Home is located or any other property owned, leased or operated by Borrower or, to Borrower’s knowledge, arising from operations thereon in violation of any Environmental Law. In addition, except as expressly disclosed to Lender in writing or as disclosed in phase one environmental assessments delivered to Lender for review as a condition precedent to an Advance, there are no underground storage tanks on the Fee Estate that are (i) not properly registered or permitted under applicable Environmental Laws or (ii) to Borrower’s knowledge, leaking or releasing Hazardous Materials.

(ff)	Special Purpose Entity/Separateness.

(i)	Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.

(ii)	The representations, warranties and covenants set forth in Section 4.01(ff)(i) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(iii)	All of the facts stated and all of the assumptions made in the Insolvency Opinion, to the extent required and delivered at closing, including, but not limited to, in any exhibits attached thereto, are true and correct in all respects and all facts stated and all assumptions made in any subsequent non-consolidation opinion to the extent required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. To the extent required and delivered at closing, Borrower has complied and shall use commercially reasonable efforts to comply with, and each Borrower Party or other principal has complied and shall use commercially reasonable efforts to comply with, all of the assumptions made with respect to such Borrower Party or other principal in the Insolvency Opinion. To the extent subsequently delivered, Borrower will have complied and shall use commercially reasonable efforts to comply with all of the assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each Borrower Party or other principal will have complied and shall use commercially reasonable efforts to comply with all of the assumptions made with respect to such Borrower Party or other principal in any Additional Insolvency Opinion to the extent delivered. Each entity other than a Borrower Party or other principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion to the extent delivered.

(gg)	Lease Services Agreement. The Lease Services Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Lease Services Agreement was entered into on commercially reasonable terms.

Section 4.02 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.01 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Article V. BORROWER COVENANTS

Section 5.01 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens created pursuant to the Loan Documents, Borrower hereby covenants and agrees with Lender that it shall comply with or it shall cause compliance with the following:

(a)	Existence; Compliance with Legal Requirements. Each Borrower Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Homes, each Lease and the Lease Services Agreement. There shall never be committed by any Borrower Party, and Borrower Party shall never permit any other Person in occupancy of or involved with the operation or use of the Homes to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against any Home, Fee Estate or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all of its property used or useful in the conduct of its business and shall keep the Homes in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Borrower shall keep the Homes insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Home or Home Lease or Lease Services Agreement or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Home, or Lease or Lease Services Agreement, nor any part or interest in any of the foregoing, will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or any Home or Home Lease or Lease Services Agreement; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may, after notice to Borrower, apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Home, or Lease or Lease Services Agreement (or any part thereof or interest therein) shall, in the reasonable judgment of Lender be in danger of being sold, forfeited, terminated, cancelled or lost. Lender acknowledges and agrees that, in the event that Borrower learns of any unlawful activities being conducted by a third party in a Home or Homes, Borrower shall have fulfilled its obligations under this Section 5.01(a), and shall not be in default under this Agreement, if Borrower (directly or through an agent, employee or attorney) notifies law enforcement authorities of such unlawful activities in a reasonably prompt manner.

(b)	Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Homes or any part thereof prior to delinquency. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Homes or the Home Leases, and shall promptly pay for all utility services provided to the Homes. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Lien, Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Home or Lease or Lease Services Agreement, nor any part of any interest in the foregoing, will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (vi) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Home; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may, after notice to Borrower, pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or, in the reasonable judgment of Lender, any Home or Lease or Lease Services Agreement (or part thereof or interest therein of any interest in the foregoing) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Agreement being primed by any related Lien.

(c)	Litigation. Other than eviction proceedings commenced in the ordinary course of business, Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against any Borrower Party which could reasonably be expected to have a Material Adverse Effect.

(d)	Access to Homes. Borrower shall cause each Community Owner to permit agents, representatives and employees of Lender to inspect the Homes or any part thereof at reasonable hours upon reasonable advance notice, provided that Lender shall use commercially reasonable efforts to minimize the disruption of Borrower’s business and the Residents’ occupancy of the Homes.

(e)	Notice of Default. Borrower shall promptly advise Lender of any material adverse change in any Borrower Party’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

(f)	Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may adversely and materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

(g)	Perform Loan Documents. Borrower shall and Borrower shall cause each Borrower Party to, observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, each Borrower Party.

(h)	Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Home or Home Lease or Lease Services Agreement, and Lender shall be reimbursed for any actual, out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of Lender’s actual out-of-pocket expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Home or any part thereof) out of such Insurance Proceeds.

(i)	Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(i)	furnish to Lender all instruments, documents, boundary surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith and are reasonably obtainable by Borrower;

(ii)	execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, to the extent legally permissible in the state or municipality where the applicable Home is located, the execution and delivery of all such writings necessary to transfer the legal and beneficial title with respect to the Home into the name of Lender or its designee after the occurrence of an Event of Default; and

(iii)	do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(j)	Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Schedule 4.01(dd)) or its corporate, or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which are necessary to effectively evidence or perfect Lender’s security interest in the Home(s) as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in Schedule 4.01(dd) (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth in in Schedule 4.01(dd). Borrower shall promptly notify Lender of any change in its organizational identification number. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate each of the Homes and the Home Leases, and representing and warranting that Borrower does business under no other trade name with respect to the Homes and Home Leases.

(k)	Reporting Requirements.

(i)	Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of its financial affairs and all items of income and expense in connection with the operation of the Homes and the Home Leases. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses actually incurred by Lender to examine Borrower’s accounting records with respect to the Homes and the Leases and the Lease Services Agreement, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, Borrower shall also provide such other information necessary and sufficient to fairly represent the financial condition of Borrower and the Homes and the Home Leases.

(ii)	Borrower will furnish to Lender the reports and financial information set forth on the attached Schedule 5.01(k) at the times set forth thereon. In addition to the foregoing, Borrower shall cause each Community Owner to provide within fifteen (15) days of each calendar month, a certified rent roll which confirms the total amount of Pad Rent received pursuant to the Leases in which the Community Owner is the lessor and total amount of Home Rent remitted to the Borrower pursuant to the Leases in which the Community Owner is the lessor.

(iii)	Any reports, statements or other information required to be delivered under this Agreement shall be delivered (A) in paper form, (B) on a USB “flash stick,” and (C) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or Microsoft Excel for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

(l)	Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Homes, the Home Leases and the Lease Services Agreement. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Homes and the Home Leases and the Lease Services Agreement.

(m)	Title to the Homes. Borrower will warrant and defend (a) the title to each Home and each Lease, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the Liens of the Assignment of Leases, the Security Agreement and the Assignment of Lease Services Agreement, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual, out-of-pocket losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Home or Lease, other than as permitted hereunder, is claimed by another Person.

(n)	Costs of Enforcement. In the event (a) that the Lender seeks to foreclose on any of the Liens created pursuant to the Loan Documents in whole or in part or Lender engages an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage or security agreement prior to or subsequent to the Liens in favor of the Lender in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower Party or any of its constituent Persons or an assignment by any Borrower Party or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all actual, out-of-pocket costs of collection and defense, including attorneys’ fees and costs, incurred by Lender in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

(o)	Estoppel Statement. After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Security Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(p)	Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.01(d) hereof.

(q)	Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

(r)	Leasing Matters. Any Lease with respect to a Home entered after the date hereof, shall be substantially on the Approved Home Lease Form. Borrower shall submit all revised drafts of the Approved Home Lease Form to Lender for its approval no less than thirty (30) days prior to Borrower using it. Borrower shall make available to Lender executed copies of all Leases. All renewals of Home Leases and all proposed Homes Leases shall provide for rental rates comparable to existing local market rates. All proposed Home Leases shall be on commercially reasonable terms consistent with the leasing parameters attached hereto as Schedule 5.01(r) and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. Each Home Lease shall be a true lease and not a disguised financing arrangement which provides that upon payment of the stipulated rent or a nominal charge, lessor shall convey title to the Home to the lessee. All Home Leases executed after the date hereof shall provide that they are subordinate to the Liens in favor of the Lender created pursuant to the Loan Documents encumbering the applicable Home and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall and Borrower shall cause each Community Owner (i) to observe and perform the material obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) to use commercially reasonable efforts to enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner consistent with the leasing parameters attached hereto as Schedule 5.01(r) and in a manner not to impair the value of the Home involved except that no termination or acceptance of surrender by a Resident of any Leases shall be permitted unless by reason of a default by such Resident and then only in a commercially reasonable manner to preserve and protect the Home; (iii) to not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) to not execute any other assignment of lessor’s interest in the Leases, the Pad Rents or the Home Rents (except as contemplated by the Loan Documents or unless expressly approved by Lender in writing); (v) to not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents or the leasing parameters attached hereto as Schedule 5.01(r); and (vi) shall execute and deliver at the request of Lender all such further assurances in connection with the Leases as Lender shall from time to time reasonably require to secure the obligations of Borrower under the Loan Documents. Borrower shall promptly notify Lender of any default under any Lease that could reasonably be expected to have a Material Adverse Effect.

(s)	Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Home, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that could not reasonably be expected to have a material adverse effect on Borrower’s financial condition, the value of the applicable Home or the Net Operating Income, provided that such alterations are made in connection with (i) tenant improvement work performed pursuant to the terms of any Home Lease executed on or before the date hereof, (ii) renovations and improvement work performed which does not adversely affect any structural component of any Home, any utility or HVAC system contained in Home or the exterior of any Home or affect life and/or safety at the Homes, or (iii) alterations performed in connection with the Restoration of an Home after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to any Home (other than such amounts to be paid or reimbursed by Residents under the Home Leases) shall at any time exceed, when added to the amount of all prior expenditures for alterations to such Home since the Closing Date, $15,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) securities having a rating acceptable to Lender, or (C) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations on the applicable Home (other than such amounts to be paid or reimbursed by Residents under the Home Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Borrower represents and warrants to Lender that no lessor is required under the Homes Leases or the Existing Combined Leases or Existing HAP Leases to complete any tenant improvement work on the Homes.

(t)	Operation of Homes and Lease Services Agreement.

(i)	Borrower shall use commercially reasonable efforts to cause the Homes to be operated, in all material respects, in accordance with the Lease Services Agreement.

(ii)	Borrower shall: (A) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Lease Services Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (B) promptly notify Lender of any material default under the Lease Services Agreement of which it is aware; (C) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Lease Services Agreement; and (D) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Property Manager under the Lease Services Agreement, in a commercially reasonable manner.

(iii)	Under the Lease Services Agreement with the Property Manager, Borrower shall receive each month Home Rents under the Leases plus the Basic Carrying Costs in an amount equal to or greater than the Minimum Monthly Collections.

(u)	Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of any Borrower Party constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower Party with the result that the investment in such Borrower Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Borrower Party have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in such Borrower Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Homes or Leases to be subject to forfeiture or seizure.

(v)	Community Owner. Borrower shall promptly notify Lender of any bankruptcy, reorganization or insolvency of any Community Owner or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Borrower in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt. Borrower shall promptly notify Lender of default declared by a mortgagee pursuant to documents evidencing Community Owner Secured Debt.

(w)	Additional Leasing Matters and Reporting.

(i)	With respect to Residents who are currently leasing under a Home Lease and a Pad Lease, then no later than fifteen (15) days following the date of the Advance for such Home, Lender shall have received proof of mailing of a notice to such Residents which notice states that “effective immediately, residents shall make two checks or other forms of payment, one payable to Borrower in the amount of the Home rent set forth in the Home Lease and another one payable to the applicable Community Owner in the amount of the Pad Rent set forth in the Pad Lease”. With respect to Residents who are currently leasing under Existing Combined Leases or Existing HAP Leases, then no later than fifteen (15) days following the date of the Advance for such Home , Lender shall have received proof of mailing of a notice to such Residents which states that: “(i) the Community Owner is the owner of the community and the Pad only and does not have any ownership interest in the Home, (ii) Borrower is the owner of the Home only and does not have any ownership interest in the community or the Pad, (iii) Community Owner and Borrower are separate and distinct entities and Community Owner will have no liability whatsoever with respect to the Home and Borrower will have no liability whatsoever with respect to the community and the Pad, (iv) Resident is paying a single payment to the Community Owner for the rental of the Home and the Pad, of which $_____ will be allocated to the Pad Rent and $ will be allocated to the Home Rent, (v) any portion of the single payment made by Resident to Community Owner with respect to the Home is being paid to the Community Owner only as a collection agent for Borrower”.

(ii)	As part of its monthly reporting obligations set forth on Schedule 5.01(k) (which may be satisfied by including a notation in the required delivery of the certified rent rolls from Community Owner and Borrower), Borrower shall notify Lender when Borrower becomes aware of any default under any Lease and Borrower shall:

(A) promptly deliver to Lender or cause to be delivered to Lender a copy of any written notice from any Resident claiming that Borrower is in default in any material respect in the performance or observance of any of the terms, covenants or conditions of any Lease to be performed or observed by Borrower respectively; and

(B) promptly notify Lender of the giving of any notice by any Borrower to any Resident of any material default by any Resident in the performance or observance of any of the terms, covenants or conditions of any Lease on the part of any Resident to be performed and observed and deliver to Lender a true copy of each such notice.

(iii)	As part of its monthly reporting obligations set forth in Schedule 5.01(k) (which may be satisfied by including a notation in the required delivery of the certified rent rolls from Borrower and Community Owner), Borrower shall:

(A) Promptly notify Lender of the termination of any Lease;

(B) Upon request from Lender from time to time, deliver to Lender true and complete copies of any renewals, amendments or modifications of any Lease; and

(C) Upon request from Lender from time to time, deliver to Lender true and complete copies of any new leases entered into with respect to the Homes, it being agreed that such new leases shall be deemed Leases for all purposes of this Agreement.

(iv)	Under the Lease Services Agreement with the Property Manager, Borrower shall receive each month Home Rents under the Leases plus the Basic Carrying Costs (to the extent not already included in the Home Rents) in an amount equal to or greater than the Minimum Monthly Collections.

(v)	With respect to the Existing Combined Leases:

(A) No later than eighteen (18) months from the Closing Date, each of the Existing Combined Leases shall be replaced with a separate Pad Lease between the Community Owner and the Resident and a separate Home Lease between the Borrower and the Resident (on the Approved Home Lease Form) and Borrower shall deliver such Home Leases and Pad Leases to Lender no later than eighteen (18) months from the Closing Date.

(B) Each time an Existing Combined Lease is replaced with a separate Pad Lease and Home Lease, Lender shall have received proof of mailing of a notice to such Resident which notice shall state that “effective immediately, residents shall make two checks or other forms of payment, one payable to Borrower in the amount of the Home rent set forth in the Home Lease and another one payable to the applicable Community Owner in the amount of the Pad Rent set forth in the Pad Lease”.

(vi)	With respect to any Existing HAP Lease, no Existing Hap Lease shall be renewed.

(x)	Debt Service Reserve. On the Closing Date, proceeds of the Loan equal to two (2) months of Debt Service based on the original principal amount of the Initial Advance (the “Initial Debt Service Deposit”) together with each Additional Advance Debt Service Deposit disbursed pursuant to Section 3.02(h) above (together with any other funds deposited by Borrower from time to time, collectively, the “Debt Service Reserve”), which funds in the Debt Service Reserve or so much of same as shall be necessary, may be used by Lender in its sole and absolute discretion (provided that at the time of any advance from the Debt Service Reserve there then exists no Event of Default) to apply towards any delinquent or partial Debt Service payments due and owing from Borrower under the Note. Any time the funds remaining in the Debt Service Reserve is less than the sum equal to two (2) months of Debt Service based on the original principal amount of each and every Advance (excluding any Advance repaid in full), Borrower shall within thirty (30) days’ written notice from Lender replenish the Debt Service Reserve in the amount of such deficiency and any failure to comply shall be deemed an Event of Default under this Loan. Borrower acknowledges and agrees that Lender shall have no obligation to make any advances from the Debt Service Reserve and Borrower remains responsible for all payment obligations under the Note. The Debt Service Reserve may be held by Lender in a separate account or may be co-mingled by Lender with other funds belonging to Lender, in Lender’s sole and absolute discretion. No interest shall be payable by Lender to Borrower on the Debt Service Reserve. The Debt Service Reserve shall at all times constitute additional collateral security for the Loan, and from and after the occurrence of an Event of Default, Lender may apply the Debt Service Reserve to the outstanding indebtedness under the Loan (including, but not limited to, any fees due Lender, principal, interest or any protective advances made by Lender), in its sole and absolute discretion.

(y)	Cash Management Reserve. (i) No later than ninety (90) following the date of this Agreement, Borrower shall establish, and shall maintain for the remainder of the term of the Loan, at a local bank selected by Borrower and reasonably approved by Lender (a “Clearing Bank”), a single trust account (a “Clearing Account”), which Clearing Account may also be the same bank account constituting Borrower’s operating account, pursuant to a control agreement by and among Borrower, Lender, and the Clearing Bank in form and substance reasonably satisfactory to Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Clearing Account Agreement”), and (ii) for the remainder of the term of the Loan, Borrower shall, or shall cause Property Manager of each Home to, within two (2) Business Days of receipt, deposit or cause to be deposited all Home Rent and other gross income derived from the Homes into the Clearing Account. No later than ninety (90) following the date of this Agreement, Borrower, Lender and Clearing Bank shall also enter into a Cash Management Agreement as a condition of closing. All Home Rent and other gross income derived from the Homes shall (x) be deemed to be collateral for the Debt and shall be held in trust for the benefit, and as the property, of Lender, and (b) not be commingled with any other funds or property of Borrower. Prior to the occurrence of a DSCR Trigger Event, funds deposited into the Clearing Account shall be disbursed in accordance with Borrower’s instructions consistent with Borrower’s ordinary and customary use of such operating account. After the occurrence of a DSCR Trigger Event, funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis to Lender (the “Cash Management Reserve”), which funds in the Cash Management Reserve may be held by Lender in a separate account or may be co-mingled by Lender with other funds belonging to Lender, in Lender’s sole and absolute discretion. No interest shall be payable to Borrower on the Clearing Account or the Cash Management Reserve. Borrower hereby grants a security interest in the Clearing Account and the Cash Management Reserve, and the Clearing Account and the Cash Management Reserve shall at all times constitute additional collateral security for the Loan. So long as no Event of Default has occurred and is continuing, after the occurrence of a DSCR Trigger Event Lender shall apply the funds in the Cash Management Reserve on each Payment Date (i) first, to Lender for payment of any fees or expenses due to Lender under the Loan Documents, (ii) second, to Borrower for payment of Basic Carrying Costs then due and owing, as approved by Lender, (iii) third, to the outstanding indebtedness due and owing under the Loan (including, but not limited to, principal, interest or any protective advances made by Lender) in its sole and absolute discretion, and (iv) fourth, to the extent of any excess amounts, to Borrower. If an Event of Default has occurred and is continuing, Lender may apply all funds in the Cash Management Reserve in its sole and absolute discretion.

(z)	Tax Reserve. Following an Event of Default, Lender has the right to require Borrower to deposit sufficient funds as calculated and determined by Lender in a reserve with Lender for the payment of Taxes (the “Tax Reserve”); provided, however, Lender may notify Borrower from time to time that any such amount deposited in the Tax Reserve is insufficient for payment of Taxes and Borrower shall deposit any shortfall into the Tax Reserve from its own monies. Borrower acknowledges and agrees that Lender shall have no obligation to make any advances from the Tax Reserve and Borrower remains responsible for the payment of all Taxes when due. The Tax Reserve may be held by Lender in a separate account or may be co-mingled by Lender with other funds belonging to Lender, in Lender’s sole and absolute discretion. No interest shall be payable by Lender to Borrower on the Tax Reserve. The Tax Reserve shall at all times constitute additional collateral security for the Loan, and from and after the occurrence of an Event of Default, Lender may apply the Tax Reserve to the outstanding indebtedness under the Loan (including, but not limited to, any fees due Lender, principal, interest or any protective advances made by Lender), in its sole and absolute discretion. Upon payment in full of the Loan, all funds in the Tax Reserve shall be promptly delivered to Borrower.

(aa)	Combined Minimum Net Worth, Liquidity and Leverage. [ Borrower, Guarantors, and Manufactured Housing Properties, Inc. and shall maintain at all times in the aggregate (a) a Net Worth (as defined below) of not less than $25,000,000.00 and (b) a Liquidity (as defined below) of not less than an amount equal to Debt Service payable for the succeeding six (6) months taking into account the funds remaining in the Debt Service Reserve, and (c) a Leverage Ratio (as defined below) of no greater than seventy percent (70%), each as determined by Lender. As used herein, (i) “Net Worth” means (x) the total assets of Borrower, Guarantors and Manufactured Housing Properties, Inc. as of any date, less (y) the total liabilities of Borrower, Guarantors, and Manufactured Housing Properties, Inc. and as of such date, determined in accordance with GAAP; (ii) “Liquidity” means assets in the form of cash, cash equivalents or marketable securities that are traded on a nationally- recognized financial market; (iii) “Leverage Ratio” means a ratio of the total assets, expressed as a percentage, the numerator of which is the Net Operating Income for trailing three (3) months of Borrower and each Community Owner as of any date of determination and then capitalized at six (6%) percent and the denominator of which is the total liabilities of Borrower and each Community Owner, determined in accordance with GAAP; and (iv) “GAAP” means generally accepted accounting principles in the United States of America, consistently applied. For the avoidance of doubt, preferred equity is not considered to be debt or leverage in the calculation of the Net Worth or Leverage Ratio of Manufactured Housing Properties, Inc.

(bb)	Other Ratios. The Debt Service Coverage Ratio and Community Owner Debt Service Coverage Ratio shall at all times be in excess of the DSCR Trigger.

(cc)	Insolvency Opinions and Additional Insolvency Opinions. To the extent Lender subsequently securitizes the Loan, then Borrower, at its expense, shall be required to deliver an Insolvency Opinion or Additional Insolvency Opinions of each Borrower Party as may be required to complete its securitization of the Loan.

Section 5.02 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens created pursuant to the Loan Documents, Borrower covenants and agrees with Lender that, without the prior written consent of Lender in its sole discretion:

(a)	Indebtedness. Other than unsecured trade debt in an amount incurred in the ordinary course of business and consistent with such Borrower’s past practices and in an amount not to exceed_$150, 000.00, Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than:

(i)	The Debt; and

(ii)	The Indebtedness listed on the attached Schedule 5.02(a).

(b)	Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of its assets, including any Home or Lease, or permit any such action to be taken, except:

(i)	Permitted Encumbrances;

(ii)	Liens created by or permitted pursuant to the Loan Documents;

(iii)	Liens for Taxes or Other Charges not yet due, unless contested in accordance with the terms hereof; and

(iv)	Liens listed on the attached Schedule 5.02(b).

(c)	Dissolution. Borrower Party shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Land, the Homes and the Leases, and the Lease Services Agreement, subject to the Special Purpose Entity requirements applicable to Borrower, (iii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of any Borrower Party except to the extent permitted by the Loan Documents, or (iv) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

(d)	Change In Business. Borrower Party shall not enter into any line of business other than the ownership and operation of the Land, Homes, Leases, and the Lease Services Agreement subject to the Special Purpose Entity requirements applicable to Borrower.

(e)	Debt Cancellation. Borrower Party shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to any Borrower Party by any Person, except for adequate consideration and in the ordinary course of such Borrower Party’s business.

(f)	Zoning. Borrower Party shall not initiate or consent to any zoning reclassification of any portion of any Home or any Fee Estate or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Home in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

(g)	ERISA.

(i)	Borrower Party shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(ii)	Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (I) each Borrower Party is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (II) such Borrower Party is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (III) one or more of the following circumstances is true:

(A) Equity interests in such Borrower Party are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in such Borrower Party is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Such Borrower Party qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

(h)	Transfers.

(i)	Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating the Home and the Home Leases in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Homes and Home Leases as a means of maintaining the value of the Homes and Home Leases as security for repayment of the Debt and the performance of the other obligations of Borrower hereunder. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Homes and Home Leases so as to ensure that, should Borrower default in the repayment of the Debt, Lender can recover the Debt by a sale of the Homes and the transfer of the Home Leases.

(ii)	Without the prior written consent of Lender, except to the extent otherwise set forth in Section 2.05 or with respect to the leasing of the Homes in the ordinary course of business in accordance with the terms hereof, Borrower shall not do any of the following (collectively, a “Transfer”): (A) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Homes, the Leases or any part thereof or any legal or beneficial interest therein or (B) permit a Sale or Pledge of an interest in Borrower or any Borrower Party, other than pursuant to Home Leases to Residents in accordance with the provisions of Section 5.01(r).

(iii)	A Transfer shall include, but not be limited to, (A) an installment sales agreement wherein Borrower agrees to sell the Homes or any part thereof for a price to be paid in installments; (B) an agreement by Borrower leasing all or a substantial part of any Home for other than actual occupancy by a Resident thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents allocated to the Homes; (C) if a Borrower Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (D) if a Borrower Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of any limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (E) if a Borrower Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the direct or indirect membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of any direct or indirect non-managing membership interests or the creation or issuance of new non-managing membership interests; or (F) if a Borrower Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in Borrower or the creation or issuance of new legal or beneficial interests.

(iv)	For the avoidance of doubt, without the prior written consent of Lender which shall not be unreasonably withheld: (AA) Raymond Gee shall not transfer or dilute any of his ownership interest in GVEST Real Estate Capital LLC, a Delaware limited liability company (“GV REC LLC”); (BB) GV REC LLC shall not transfer or dilute any of its interest in the Borrower’s Member; (CC) Borrower’s Member shall not transfer or dilute its membership interest in Borrower; (DD) Manufactured Housing Properties, Inc. shall not transfer or dilute its membership interest in any Community Owner; and (EE) Raymond Gee shall not transfer or allow for the dilution of his ownership interest in Manufactured Housing Properties, Inc. so that his ownership interest falls below 65%. Notwithstanding the foregoing, only notice is required to be given to Lender within ten (10) days following the consummation of the following together with copies of the documents evidencing the Transfer: (AA) for estate planning purposes, Raymond Gee establishes a revocable trust in which he is the sole grantor and primary beneficiary; and (BB) Raymond Gee seeks to transfer not more than twenty-two percent of his common equity interest in Manufactured Housing Properties, Inc. provided that he remains the owner of sixty-five (65%) of the common equity interest and voting and economic interest in Manufactured Housing Properties, Inc.

(i)	Leases. As of and after the Closing Date, neither Borrower nor Community Owner shall enter into any new lease which covers both the lease of the Pad and the lease of Home with a Resident. Except in the ordinary course of business consistent with past practices of the Borrower, Borrower shall not, and Borrower shall cause each Community Owner as to an Existing Combined Lease or an Existing HAP Lease to not, without Lender’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)	Give any notice, approval or consent or exercise any rights under or in respect of any Lease, which action, omission, notice, approval, consent or exercise of rights would release any Resident from, or materially reduce any Resident’s obligations or liabilities under, or would result in the termination, surrender or assignment of, or the material amendment or modification of, or would impair the validity of, any Lease, and any attempt to do any of the foregoing without such consent shall be of no force and effect;

(ii)	Enter into any material agreement relating to the management and operation of the Homes other than the Home Leases, Existing Combined Leases, Existing HAP Leases and the Lease Services Agreement, enter into any material transaction or agreement (defined as any transaction, agreement or series of transactions and agreements with the same person or entity which involves aggregate payments or expenditures by Borrower of in excess of $25,000) with any person and/or entity; and

(iii)	Surrender, terminate or cancel the Leases, reduce or consent to the reduction of the term of the Leases, materially increase or consent to the material increase of the amount of any charges under the Leases or otherwise modify, change, supplement, alter or amend, waive or releases any of its rights and remedies under the Leases in any material respect.

(j)	Community Agreement(s) and Lease Services Agreement. Without the prior written consent of Lender, any Community Agreement or the Lease Services Agreement shall not be modified and/or terminated.

(k)	Distributions. No Rents may be distributed by any Borrower Party to the extent any Event of Default exists and/or Borrower has not received its Minimum Monthly Collections.

(l)	Relocation of Homes. No Home shall be relocated or affixed to the Land without prior written consent of Lender.

Article VI. INSURANCE; CASUALTY; CONDEMNATION

Section 6.01 Insurance.

(a)	Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Homes providing at least the following coverages:

(i)	comprehensive all risk insurance (“Special Form”) including, but not limited to, loss caused by any type of windstorm or hail on the Home, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the aggregate amount of Advances made by Lender or the outstanding Release Amount for such Homes, whichever is the greater; (B) containing an agreed amount endorsement with respect to the Homes waiving all co-- insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $1,000.00 for all such insurance coverage excluding windstorm and earthquake and (D) if the use of the Home shall at any time constitute legal non- conforming structures or uses, coverage for loss due to operation of law in an amount equal to the Full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction. In addition, Borrower shall obtain: (x) if any of the Homes is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding Release Amount for the applicable Homes, and (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require and (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event any Home is located in an area with a high degree of seismic activity and the PML is greater than twenty (20);

(ii)	business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Homes and the Home Leases (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Home has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Home is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Home for the succeeding eighteen (18) month period. Notwithstanding the provisions of Section 2.04(b)(i) hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)	at all times during which structural construction, repairs or alterations are being made with respect to a Home, and only if the property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Home and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)	comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)	commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Homes, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate and One Million and 00/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the Indemnified Liabilities to the extent the same is available;

(vi)	automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars and 00/100 Dollars ($1,000,000.00);

(vii)	worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii)	umbrella and excess liability insurance in an amount not less than $25,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix)	the insurance required under this Section 6.01(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.01(a) above at all times during the term of the Loan provided that such insurance (A) is commercially available at commercially reasonable rates and such rates are consistent with those paid in respect of comparable properties in comparable locations or (B) Lender reasonably determines that prudent institutional lenders in the business of doing securitized loans (including, without limitation, investment banks or servicers) to real estate owners comparable to Borrower on property comparable to the Homes in comparable locations are requiring that such owners maintain such insurance; and

(x)	upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Home located in or around the region in which the Home is located.

(b)	All insurance provided for in Section 6.01(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender, which shall not be unreasonably withheld, as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better (and the equivalent thereof); provided, however that the insurer providing the insurance required under Section 6 .01(a)(ix) hereof may have a claims paying ability rating of “BBB” or better. The Policies described in Section 6.01 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)	Any blanket insurance Policy shall specifically allocate to the Homes the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Homes in compliance with the provisions of Section 6.01(a) hereof.

(d)	All Policies provided for or contemplated by Section 6.01(a) hereof, except for the Policy referenced in Section 6.01(a)(vii) of this Agreement, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)	All Policies shall contain clauses or endorsements to the effect that:

(i)	no act or negligence of Borrower, or anyone acting for Borrower, or of any Resident or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)	the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii)	the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)	Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)	If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Homes and Home Leases, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Agreement and shall bear interest at the Default Rate.

Section 6.02 Casualty. If any Home shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender.

Section 6.03 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Home or any portion of the Fee Estate on which a Home is located and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings in which a Home is affected or needs to be relocated because of a proposed Condemnation of the Fee Estate, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Home is taken by a condemning authority and provided the Award therefor is sufficient therefor and made available to Borrower by Lender for Restoration, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Home. If any Home is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Article VII. DEFAULTS

Section 7.01 Event of Default.

(a)	Each of the following events shall constitute an event of default hereunder (an “Event of Default”) and under any of the Loan Documents:

(i)	if any Principal and Interest Monthly Debt Service Payment Amount is not paid within five (5) following any Payment Date; or if any portion of the Debt is not paid when due;

(ii)	if any of the Liens, Taxes or Other Charges are not paid prior to the same becoming delinquent unless contested by Borrower in accordance with the terms of this Agreement;

(iii)	(A) if the Policies are not kept in full force and effect, or (B) if certified copies of the Policies are not delivered to Lender within five (5) business days’ notice to Borrower;

(iv)	if Borrower Transfers or otherwise encumbers any portion of the Homes or Home Leases or Home Rents or if a Borrower Party Transfers the Leases or the Lease Services Agreement without Lender’s prior written consent in violation of the provisions of this Agreement and the other Loan Documents;

(v)	if any representation or warranty made by any Borrower Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, as to any such false or misleading representation or warranty which was unintentionally submitted to Lender and which can be made true and correct by action of Borrower, Borrower shall have a period of thirty (30) days following the earlier of written notice thereof to Borrower or the date on which any officer or principal of Borrower has knowledge thereof to undertake and complete all action necessary to make such representation or warranty true and correct as and when made;

(vi)	if any Borrower Party shall make a general assignment for the benefit of creditors;

(vii)	if a receiver, liquidator or trustee shall be appointed for any Borrower Party or if a Borrower Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, a Borrower Party, or if any proceeding for the dissolution or liquidation of a Borrower Party shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by a Borrower Party, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii)	if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)	with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(x)	if Borrower or any Borrower Party shall continue to be in Default under any of the other terms, covenants, agreements or conditions of this Agreement (collectively, the “Terms”) not specified in subsections (i) to (ix) above or in (xi) through (xxi) below, for ten (10) days following the earlier of notice to Borrower from Lender or the date on which any officer or principal of Borrower has knowledge thereof, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender or knowledge thereof by Borrower in the case of any other Default; and provided further that if any such Term is not susceptible of cure, the Event of Default shall occur immediately upon the occurrence of the event giving rise to the Default;

(xi)	if a Transfer prohibited under the terms of the Loan Documents shall have occurred;

(xii)	if there shall be a default by any Borrower Party under any of the terms, conditions, covenants or agreements within any of the other Loan Documents beyond any applicable cure periods contained in such documents, if any, whether as to any Borrower Party, any Community Agreement, any Home or Lease or Lease Services Agreement;

(xiii)	if Borrower ceases to do business as the owner and operator of the Homes or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of any Home following a Casualty or Condemnation);

(xiv)	(A) a breach or default by any Community Owner under any condition or obligation contained in any Community Agreement to which it is a party is not cured within any applicable cure period provided therein, or (B) there occurs any event or condition that gives the lender under any Indebtedness to which Community Owner is a party a right to foreclose on, take possession of or appoint a receiver for, any portion of the Fee Estate;

(xv)	if there are any Hazardous Materials or other conditions or circumstances existing with respect to any Home or Fee Estate owned, leased or operated by Borrower or arising from operations thereon in violation of any material Environmental Law;

(xvi)	unless otherwise expressly consented to by Lender in writing, if any Community Owner ceases to be the owner and operator of the Fee Estate or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of any portion of the Fee Estate following a Casualty or Condemnation);

(xvii)	if there is any material amendment or modification to the Approved Home Lease Form or any Lease without Lender’s consent;

(xviii)	if any Borrower Party (other than Community Owner) shall be in default or breach of (A) any indebtedness, liabilities or other obligations owing to Lender or any of its Affiliates, or (B) any recourse obligations owing to a Person other than Lender aggregating (x) $20,000.00 or more with respect to Borrower, or (y) $100,000.00 or more with respect to any other Borrower Party (other than Community Owner), and, in each case, such default or breach continues uncured or unwaived beyond any applicable grace or cure period; or

(xix)	if any money judgements aggregating (x) $20,000.00 or more with respect to Borrower, or (y) $100,000.00 or more with respect to any other Borrower Party (other than Community Owner), are entered against any Borrower Party (other than Community Owner) (except to the extent fully covered by insurance and the insurance carrier has confirmed coverage without reservation of rights) and continue unsatisfied and in effect for a period of sixty (60) days.

(xx)	Any termination or breach of the Lease Services Agreement or any Community Agreement or in the event title to Pad Leases, Existing Combined Leases, or any Existing HAP Leases is not vested in the Community Owner or title in the Home Leases is not vested in the Borrower subject to Permitted Encumbrances.

(b)	Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Homes or Leases or the Lease Services Agreement or any Community Agreement, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Homes and Leases or the Lease Services Agreement or any Community Agreement, including, without limitation, all rights or remedies available at law or in equity; and upon the occurrence and during the continuance of any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02 Remedies.

(a)	Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against any Borrower Party under the Loan Documents executed and delivered by, or applicable to, such Borrower Party or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Home or any Lease or the Lease Services Agreement or any Community Agreement. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Homes and the Leases, Lease Service Agreement, each Community Agreement, and the Security Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)	With respect to Borrower, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Home or Home Lease for the satisfaction of any of the Debt in any preference or priority to any other Home or Home Lease, and Lender may seek satisfaction out of all of the Homes or Home Leases, or any part thereof, in its absolute discretion in respect of the Debt. In addition, during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the collateral evidenced by the Loan Documents in any manner and for any amounts secured by such Loan Documents then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose on any collateral evidenced by the Loan Documents to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose on any collateral evidenced by the Loan Documents to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Loan Documents as Lender may elect. Notwithstanding one or more partial foreclosures, the Homes shall remain subject to the Lien in favor of the Lender to secure payment of sums secured by the Loan Documents and not previously recovered.

(c)	Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Upon the occurrence and during the continuance of an Event of Default, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any actual, out-of-pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)	Upon the occurrence and during the continuance of an Event of Default, Lender shall be under no further obligation to make any further Advances.

Section 7.03 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against any Borrower Party pursuant to the Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to a Borrower Party shall not be construed to be a waiver of any subsequent Default or Event of Default by such Borrower Party or to impair any remedy, right or power consequent thereon.

Article VIII. RESERVED

Article IX. MISCELLANEOUS

Section 9.01 Survival; Assignment. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of a Borrower Party, shall inure to the benefit of the legal representatives, successors and assigns of Lender. Notwithstanding any term or provision to the contrary in this Agreement or any Loan Document but subject to the provisions relating to Transfer in Section 5.02(h), no Borrower Party shall assign its respective rights, duties and obligations under this Agreement or any of the Loan Documents without the Lender’s written consent, which consent may be given or withheld in the Lender’s sole discretion. Lender may transfer, assign, sell and/or grant participations in the Loan, in whole and in part, and may furnish any transferee, assignee, purchaser or participant or prospective transferee, assignee, purchaser or participant with any and all documents and information (including without limitation, financial information) relating to any Borrower Party that Lender deems advisable in connection therewith. Borrower’s indemnity obligations under the Loan Documents shall also apply with respect to any transferee, assignee, purchaser or participant and the directors, officers, agents and employees of any transferee, assignee, purchaser or participant. In the event of any such transfer, assignment, sale or participation, the Lender and the parties to such transaction shall share in the rights and obligations of the Lender as set forth in the Loan Documents only as and to the extent they agree among, themselves. In connection with any such transfer, assignment, sale or participation, each Borrower Party further agrees that the Loan Documents shall be sufficient evidence of the obligations of such Borrower Party to each transferee, assignee, purchaser, or participant of Lender, and upon written request by this Lender, each Borrower Party shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such transfer, assignment, sale or participation, as the case may be.

Section 9.02 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender, unless expressly otherwise set forth in this Agreement, and shall be final and conclusive.

Section 9.03 Governing Law.

(a)	FOR PURPOSES OF GOVERNING LAW, THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK “(WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS NECESSARILY APPLICABLE TO THE PERFECTION OR ENFORCEMENT OF A SECURITY INTEREST GRANTED TO LENDER IN A PARTICULAR TYPE OF COLLATERAL. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS.

(b)	ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY AGREE TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON BORROWER AT ITS ADDRESS SET FORTH IN SECTION 9.06 OF THIS AGREEMENT AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SECTION 9.06 SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK..

Section 9.04 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in a writing signed by the Lender and Borrower. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.05 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.06 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Camargo Investments III, LLC

c/o Camargo Group, LLC
P.O. Box 896

Beverly Shores, Indiana 46301

Attn: Adam Peterson

With a copy to:	Honigman LLP

39400 Woodward Avenue, Suite 101

Bloomfield Hills, Michigan 48304

Attn: Karen R. Pifer, Esq.

If to Borrower:	Gvest Homes I LLC Attn: Raymond Gee

136 Main St.
Pineville, NC 28314

With a copy to:

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

Section 9.07 Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 9.08 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.09 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 9.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 9.13 Expenses; Indemnity.

(a)	Borrower covenants and agrees to pay, or if Borrower fails to pay to reimburse, Lender upon receipt of written notice from Lender for all actual, reasonable, out-of-pocket third party costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Homes or the Leases or the Lease Services Agreement or any Community Agreement); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Borrower’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) except as otherwise provided herein, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Homes, the Leases or the Lease Services Agreement or any Community Agreement or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower or any Borrower Party under this Agreement, the other Loan Documents or with respect to the Homes and the Leases or the Lease Services Agreement or any Community Agreement (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings.

(b)	Borrower shall indemnify, defend and hold harmless Lender from and against any and all other actual, out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by any Borrower Party of its obligations under, or any material misrepresentation by any Borrower Party contained in, this Agreement or the other Loan Documents, or in any Lease, Lease Services Agreement and/or any Community Agreement, (ii) the existence of any Hazardous Materials or other conditions or circumstances with respect to any Home or Fee Estate upon which any Home is located or any other property owned, leased or operated by Borrower or, to Borrower’s knowledge, arising from operations thereon in violation of any Environmental Law; or (iii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of, or a default under this Agreement by, Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 9.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 9.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)	Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Homes and the Home Leases other than that of mortgagee, beneficiary or lender.

(b)	This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 9.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates or investors shall be subject to the prior written approval of Lender.

Section 9.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower and others with interests in Borrower and of the Homes and Home Leases, or to a sale in inverse order of alienation in the event of foreclosure of the Liens evidenced by the Loan Documents and agree not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Homes or the Home Leases for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Homes or the Home Leases or the Homes or Home Leases in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Liens evidenced by the Loan Documents, any equitable right otherwise available to Borrower which would require the separate sale of the Homes or Home Leases require Lender to exhaust its remedies against any Home or Home Lease or any combination of the Homes or Home Leases before proceeding against any other Home or Home Lease or combination of Homes or Home Leases; and further in the event of such foreclosure Borrower hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Homes.

Section 9.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 9.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of financings and other transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 9.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 9.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 9.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written.

Section 9.23 Joint and Several Liability. If there is more than one Borrower under this Agreement, the representations, covenants, warranties and obligations of any Borrower hereunder are joint and several.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

lN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

CAMARGO INVESTMENTS III LLC, a Delaware limited liability company

By:	Camargo Group, LLC, an Indiana limited liability company, its Manager

	By:	/s/ Adam Peterson
	Name:	Adam Peterson
	Its:	Manager

[Signature Page to Loan Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

GVEST HOMES I LLC, a Delaware limited liability company

By:	/s/ Raymond M. Gee
Name:	Raymond M. Gee
Its:	Manager

[Signature Page to Loan Agreement]

Schedule A

List of Community Owners and Homes

SEE ATTACHED PAGES

Resident Last Name	Resident First Name	Community	Address	Site Number	City	State	Zip Code	Home Rent	Site Rent	THC	Model Year	Manufacturer	Model	VIN#	Width	Length	DW/SW	Total Allocated Loan
							Totals	$ 464.79	$ 414.36	$ 879.15	1994				14	70	986	1,548,000.00
Enriquez Mauricio	Marcial	Crestview MHP LLC	1 Leisure Lane	1	Flat Rock	NC	28726	340.00	$ 425.00	765	1994	Hort MH		H103479G	14	70	S	13,217.14
Rock	Sabrina	Crestview MHP LLC	2 Leisure Lane	2	Flat Rock	NC	28726	340.00	$ 425.00	765	1999	Norr Winchester		NO1025427TN	14	66	S	13,217.14
Avellaneda	Mercedalia	Crestview MHP LLC	5 Leisure View	5	Flat Rock	NC	28726	505.00	$ 425.00	930	1995	Oakw MH		HONC38014CK3307540	14	80	S	19,631.34
Gonzalez	Jesus	Crestview MHP LLC	7 Leisure Lane	7	Flat Rock	NC	28726	525.00	$ 425.00	950	1996	Kirk MH		13834484	14	76	S	19,040.94
Pimentel Damian	Carlos	Crestview MHP LLC	9 Leisure Lane	9	Flat Rock	NC	28726	425.00	$ 425.00	850	1998	Oakw MH		HONC03315108	14	70	S	16,521.42
Smith Villers	Linda	Crestview MHP LLC	10 Leisure Lane	10	Flat Rock	NC	28726	390.00	$ 425.00	815	1995	Norr			14	76	S	15,160.83
Garcia	Anaberta	Crestview MHP LLC	14 Leisure View	14	Flat Rock	NC	28726	425.00	$ 425.00	850	1996	Oxfo		OHC004972NC	14	76	S	16,521.42
Smith	James	Crestview MHP LLC	17 Leisure View	17	Flat Rock	NC	28726	490.00	$ 425.00	915	1999	Norr		NO1024627TN	14	76	S	18,654.91
Martinez Ramirez	Edwardo	Crestview MHP LLC	18 Leisure View	18	Flat Rock	NC	28726	490.00	$ 425.00	915	2000	Clay		CWP007052TN	14	80	S	19,048.23
Diaz Torres	Carlos Richard	Crestview MHP LLC	19 Leisure View	19	Flat Rock	NC	28726	490.00	$ 425.00	915	1996	Spri MH		8Y140975I	14	80	S	17,024.55
Perez	Giovanni	Crestview MHP LLC	21 Leisure Lane	21	Flat Rock	NC	28726	525.00	$ 425.00	950	1996	Flee Edge		NCFLT41A45178EW12	14	70	S	19,019.56
Duncan	Carol	Crestview MHP LLC	23 Leisure Lane	23	Flat Rock	NC	28726	490.00	$ 425.00	915	1994	Ceda		80141068G	14	80	S	19,048.23
Sollenberger	Joshua	Crestview MHP LLC	24 Leisure Lane	24	Flat Rock	NC	28726	340.00	$ 425.00	765	1996	Oakw Clayton		16L06632	14	72	S	13,217.14
Flores Gallegos	Jose	Crestview MHP LLC	29 Leisure Lane	29	Flat Rock	NC	28726	340.00	$ 425.00	765	1998	Norr		NO1024073TN	14	66	S	13,217.14
Moore	Brittanie	Crestview MHP LLC	35 Leisure Lane	35	Flat Rock	NC	28726	490.00	$ 425.00	915	1996	Kent Giles		GI16385	14	76	S	19,048.23
Cruz	Maria	Crestview MHP LLC	37 Leisure Lane	37	Flat Rock	NC	28726	340.00	$ 425.00	765	1996	Redm		13833323	14	76	S	13,217.14
Ramos	Andrew	Crestview MHP LLC	39 Leisure Lane	39	Flat Rock	NC	28726	340.00	$ 425.00	765	1996	Coug General		GMHGA245959092	14	76	S	13,217.14
Pruitt	Casey	Crestview MHP LLC	42 Leisure Lane	42	Flat Rock	NC	28726	340.00	$ 425.00	765	1993	Clay		CLM055926TN	14	66	S	13,217.14
Coutino Ramos	Seth	Crestview MHP LLC	44 Leisure Lane	44	Flat Rock	NC	28726	490.00	$ 425.00	915	1996	Will MH		NO1021848TN	14	80	S	19,048.23
Gilliland	Amy	Crestview MHP LLC	45 Leisure Lane	45	Flat Rock	NC	28726	340.00	$ 425.00	765	1992	Free		HONC57014CK2514409	14	66	S	13,217.14
Sanchez Cortes	Jose	Crestview MHP LLC	49 Leisure Lane	49	Flat Rock	NC	28726	490.00	$ 425.00	915	2000	Redm		13847737	14	80	S	18,611.45
Jennings	Joseph	Crestview MHP LLC	51 Leisure Lane	51	Flat Rock	NC	28726	340.00	$ 425.00	765	1996	Pion		PH1305GA8986	14	76	S	13,217.14
Busse	Kristina	Crestview MHP LLC	53 Leisure Lane	53	Flat Rock	NC	28726	365.00	$ 425.00	790	1995	Coro		NCFLR41A32927CV12	14	70	S	14,188.98
Ramirez Trejo	Cristal	Crestview MHP LLC	54 Leisure Lane	54	Flat Rock	NC	28726	340.00	$ 425.00	765	1995	Ceda		80140750H	14	80	S	13,217.14
Castillo	Dalsma	Crestview MHP LLC	55 Leisure Lane	55	Flat Rock	NC	28726	405.00	$ 425.00	830	1995	Mead Skyline		2N140502H	14	70	S	15,743.94
Corral Perez	Anayely	Crestview MHP LLC	57 Leisure Lane	57	Flat Rock	NC	28726	540.00	$ 425.00	965	1996	Redm MH		13834268	14	80	S	20,785.85
Stydell	Jellisha	Crestview MHP LLC	61 Leisure Lane	61	Flat Rock	NC	28726	375.00	$ 425.00	800	1989	Palm		PH113193	14	70	S	14,577.72
Trejo-Mejia	Consuello	Crestview MHP LLC	63 Leisure Lane	63	Flat Rock	NC	28726	340.00	$ 425.00	765	2002	Clay		CWP010974TN	14	70	S	13,217.14
Laughter	Corina	Crestview MHP LLC	65 Leisure Lane	65	Flat Rock	NC	28726	490.00	$ 425.00	915	1996	Flee		NCFLT41A45181EW12			S	16,724.75
Muniz Mendoza	Maria De Lourdes	Crestview MHP LLC	66 Leisure Lane	66	Flat Rock	NC	28726	490.00	$ 425.00	915	1999	REDM		13845816	14	80	S	19,048.23
Hougan	Christopher	Crestview MHP LLC	67 Leisure Lane	67	Flat Rock	NC	28726	525.00	$ 425.00	950	1998	Flee		VAFLW19A48679SB12	14	80	S	18,866.76
Perez	Israel	Crestview MHP LLC	69 Leisure Lane	69	Flat Rock	NC	28726	490.00	$ 425.00	915	2001	Oakw		HONC03321635	14	66	S	19,048.23
Rodriguez-Castaneda	Diana	Crestview MHP LLC	72 Leisure Lane	72	Flat Rock	NC	28726	490.00	$ 425.00	915	1991	Clay		CLM051009TN	14	66	S	19,048.23
Johnson	Darla	Crestview MHP LLC	77 Leisure View	77	Flat Rock	NC	28726	290.00	$ 425.00	715	1998	Flee		VAFLV19A484785B12	14	76	S	5,143.76
Prathy	Dean	Crestview MHP LLC	78 Leisure Lane	78	Flat Rock	NC	28726	490.00	$ 425.00	915	1996	Redm		13834246	14	52	S	19,048.23
Flores-Salas	Maria	Crestview MHP LLC	79 Leisure View	79	Flat Rock	NC	28726	340.00	$ 425.00	765	1996	Redman		13834942	14	70	S	13,217.14
Gonzalez	Victor	Crestview MHP LLC	80 Leisure View	80	Flat Rock	NC	28726	340.00	$ 425.00	765	1998	Kent		GI19616	14	70	S	13,217.14
Burrell	Tammy	Crestview MHP LLC	84 Leisure Lane	84	Flat Rock	NC	28726	490.00	$ 425.00	915	1996	Norr		NO1021208TN	14	70	S	19,019.56
Arboleda	Frances	Crestview MHP LLC	87 Leisure Lane	87	Flat Rock	NC	28726	490.00	$ 425.00	915	1998	Redm		13841924	14	70	S	19,048.23
Walling	John	Crestview MHP LLC	88 Leisure Lane	88	Flat Rock	NC	28726	490.00	$ 425.00	915	1997	Flee Vogu		NCFLV41A38096VL13	14	76	S	19,048.23
Gomez	Deysi	Crestview MHP LLC	89 Leisure View	89	Flat Rock	NC	28726	490.00	$ 425.00	915	2001	Redm		13848236	14	70	S	19,048.23
VanDevoorde	Jay	Crestview MHP LLC	91 Leisure View	91	Flat Rock	NC	28726	490.00	$ 425.00	915	2001	Clay		CLM077257TN			S	19,048.23
Kichton	Charlotte	Crestview MHP LLC	94 Leisure View	94	Flat Rock	NC	28726	340.00	$ 425.00	765	1987	Palm		PH140189	14	76	S	13,217.14
Rutledge	Johnathon	Crestview MHP LLC	95 Leisure Lane	95	Flat Rock	NC	28726	490.00	$ 425.00	915	1998	Clar Fleetwood		VAFLJ19A22904CM	14	70	S	19,040.94
King	Edward	Crestview MHP LLC	96 Leisure View	96	Flat Rock	NC	28726	540.00	$ 425.00	965	1996	Flee Edge		CWP003704TN	14	70	S	18,866.76
Santillan	Shannon	Crestview MHP LLC	98 Leisure View	98	Flat Rock	NC	28726	490.00	$ 425.00	915	1998	Clay		HONC03318224	14	76	S	19,048.23
Robinson	Tara	Crestview MHP LLC	99 Leisure View	99	Flat Rock	NC	28726	490.00	$ 425.00	915	1998	Redm		13842472	14	70	S	17,025.03
Arroyo	Kelly	Crestview MHP LLC	100 Leisure View	100	Flat Rock	NC	28726	490.00	$ 425.00	915	1995	Flee Vogu		NCFLR41A32359VO	14	76	S	19,048.23
Waddell	Annie	Crestview MHP LLC	101 Leisure View	101	Flat Rock	NC	28726	425.00	$ 425.00	850	1997	Clay		CLM066825TN			S	16,521.42
Lawler	Brock	Crestview MHP LLC	105 Leisure View	105	Flat Rock	NC	28726	490.00	$ 425.00	915	1996	Kent Giles		GI16732	14	76	S	19,048.23
Barcena Guerrero	Victorino	Crestview MHP LLC	107 Leisure View	107	Flat Rock	NC	28726	490.00	$ 425.00	915	2000	REDM		13847827	14	80	S	19,048.23
Robles	Adriana	Crestview MHP LLC	110 Leisure View	110	Flat Rock	NC	28726	490.00	$ 425.00	915	1997	Norr		NO10222922TN	14	76	S	19,048.23
Summey	Samuelle	Crestview MHP LLC	112 Leisure View	112	Flat Rock	NC	28726	490.00	$ 425.00	915	2000	Redm		13846026	14	80	S	19,048.23
Gomez Hernandez	Enrique	Crestview MHP LLC	92 Crest Hill Road	92 Crest	Flat Rock	NC	28726	490.00	$ 425.00	915	1999	Redm		13845473	14	80	S	19,048.23
Shipley	Hope	Maple Hills MHP LLC	15 Maple Hill Circle	2	Mills River	NC	28759	425.00	400.00	825	1980	Pace		ALFRC0206541A	14	70	S	16,521.42
Dofla	Luis	Maple Hills MHP LLC	29 Maple Hill Circle	4	Mills River	NC	28759	525.00	400.00	925	1991	Oakwood		HONC27214CK2224480	14	70	S	20,408.81
Tinsley	Robert	Maple Hills MHP LLC	54 Maple Hill Circle	5	Mills River	NC	28759	275.00	400.00	675	2009	SCTB		SBHGA1120903971	14	66	S	10,690.33
Chavez	Kassidy Jane	Maple Hills MHP LLC	135 Maple Hill Circle	6	Mills River	NC	28744	500.00	400.00	900	2000	Redman		13847821	14	76	S	17,110.78
Ordonez	Marcelo	Maple Hills MHP LLC	128 Maple Hill Circle	7	Mills River	NC	28738	450.00	400.00	850	1992	Hort		H97969G	14	60	S	13,636.48
Valiente	Larry	Maple Hills MHP LLC	146 Maple Hill Circle	9	Mills River	NC	28742	375.00	400.00	775	1990	King		MY908872K	14	72	S	14,577.72
Vaid	Jerad	Maple Hills MHP LLC	161 Maple Hill Circle	10	Mills River	NC	28759	450.00	400.00	850	1990	Summ		H78486G	14	70	S	13,636.48
Vasquez	Luis	Maple Hills MHP LLC	173 Maple Hill Circle	12	Mills River	NC	28756	475.00	400.00	875	1987	Kirk		13814662	14	70	S	18,465.12
Dean	Jacob	Maple Hills MHP LLC	15 Maple Tree Court	17	Mills River	NC	28759	400.00	400.00	800	1987	Glen		16L02542	14	70	S	14,927.03
Ramos	Isabel	Maple Hills MHP LLC	239 Maple Hill Circle	18	Mills River	NC	28759	575.00	400.00	975	1996	Sadd		VAFLK19A43945SV19	16	60	S	15,566.65
Lively	Mitzi	Maple Hills MHP LLC	23 Maple Tree Court	19	Mills River	NC	28759	550.00	400.00	950	2000	Clayton		CWP008449TN	14	56	S	17,110.78
Hinson	Lisa	Maple Hills MHP LLC	246 Maple Hill Circle	21	Mills River	NC	28759	475.00	400.00	875	1992	Vogu		NCFLN41A23171VO	14	70	S	16,086.59
Erwin	Linda	Maple Hills MHP LLC	257 Maple Hill Circle	22	Mills River	NC	28759	500.00	400.00	900	1989	Clayton		CLM046453TN	14	70	S	12,842.03
Fisher	Cameron	Maple Hills MHP LLC	147 Maple View Drive	25	Mills River	NC	28759	575.00	400.00	975	1981	Rich		N50898	14	64	S	22,352.51

Schedule B
Land

SEE TABLE IN SCHEDULE A FOR NAME OF COMMUNITY AND ADDRESS

Schedule C
Release Amount

SEE DEFINITIONS AND SEE TABLE IN SCHEDULE A.

Schedule 3.02(b)
Additional Advance Notice

Date:
Total Commitment Amount:	$
Advances to Date:	$
Remaining Availability	$

Additional Homes Liquidation Value: See Attached Schedule	$
Advance Limit 90%	$

New Home Rental Income: See Attached Schedule Number of Homes
Aggregate Home Only Rent	$
Maximum Financing at 2.75 times DSCR	$

Additional Advance (lesser of advance limit and DSCR calculation)	$

Submitted By Borrower:			Date:
	By:	Authorized Signatory

Approved By Lender:			Date:
	By:	Authorized Signatory

Schedule 4.01(a)
Ownership Interests in Borrower

Entity/State of Organization	Principal place of business	Organizational ID	Address
GVEST FINANCE LLC, a North Carolina limited liability company	136 Main Street, Pineville, NC 28134	1780016	136 Main Street, Pineville, NC 28134

Schedule 4.01(d)
Litigation

NONE

Schedule 4.01(s)

List of Insurance Policy Claims

None.

SCHEDULE 4.01(x)

Options to Purchase

None.

SCHEDULE 4.01(dd)

Principle Place of Business

136 Main Street, Pineville, NC 28134

State of Organization

Delaware

Schedule 5.01(k)
Reporting Requirements

Borrower shall provide to Lender on a monthly basis the following reports from each Borrower Party:

●	Certified rent roll of the Leases

●	Delinquency reporting for all Leases

●	Community operating statements and balance sheets for the communities in which the Homes are sited

Borrower shall provide to Lender on a quarterly basis the following reports:

●	Borrower certificate stating that there are no existing or uncured Defaults or Events of Default

●	Borrower DSCR certificate showing the Debt Service Coverage Ratio for the quarter

Schedule 5.01(r)
Leasing Parameters

Each Lease must be on the form submitted to Lender at closing and approved by Lender and must be on market terms.

81